SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, located at 11100 N.E. 6th Street, Bellevue, Washington, 98004 at 10:30 a.m. on Tuesday, April 26, 2016.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4; and a vote AGAINST Items 5 and 6.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or the internet.

Sincerely,

Mark C. Pigott

Executive Chairman of the Board

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 26, 2016, at the Meydenbauer Center, located at 11100 N.E. 6th Street, Bellevue, Washington, 98004 for these purposes:

1.	To elect as directors the four Class III nominees named in the attached proxy statement to serve three-year terms ending in 2019.

2.	To approve the PACCAR Inc Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

3.	To approve the PACCAR Inc Senior Executive Yearly Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

4.	To approve the Amended and Restated Certificate of Incorporation providing for the annual election of all directors.

5.	To vote on a stockholder proposal regarding supermajority vote provisions if properly presented at the meeting.

6.	To vote on a stockholder proposal regarding proxy access if properly presented at the meeting.

7.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on March 7, 2016.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

M. K. Walton

Secretary

Bellevue, Washington

March 16, 2016

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Tuesday, April 26, 2016, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 16, 2016.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, March 7, 2016. Each outstanding share of common stock is entitled to one vote on each of the items presented at the meeting. At the close of business on March 7, 2016, the Company had 351,501,434 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the internet.

Voting by Proxy

Mark C. Pigott and Charles R. Williamson are designated proxy holders to vote shares on behalf of stockholders at the 2016 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (“the SIP”) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the internet address listed on the proxy form and follow the voting instructions given.

Telephone and internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions. A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held at 10:30 a.m. on April 26, 2016, at the Meydenbauer Center in Bellevue, Washington. The 2016 proxy statement and the 2015 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2016annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2015 Annual Report and 2016 Proxy Statement at a shared address prior to the 2016 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. Abstentions are counted as shares present at the meeting.

Item 1: Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include votes “against” but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to Company bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed, dated and returned unmarked will be voted FOR all of the nominees for Class III Director. Please note that brokers and custodians may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2 and 3:

Proxies signed, dated and returned unmarked will be voted FOR Items 2 and 3.

To be approved, Items 2 and 3 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against each item.

Item 4:

Proxies signed, dated and returned unmarked will be voted FOR Item 4.

To be approved, Item 4 must receive the affirmative vote of two-thirds (2/3) of the shares outstanding. Abstentions will have the effect of a vote against the item.

Items 5 and 6:

Proxies signed, dated and returned unmarked will be voted AGAINST Items 5 and 6.

To be approved, Items 5 and 6 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against each item.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2015 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Bank of America Corporation	19,033,808(a)	5.4
100 North Tryon Street Bank of America Corporate Center Charlotte, NC 28255

BlackRock, Inc.	23,809,036(b)	6.7
40 East 52nd Street New York, NY 10022

JP Morgan Chase & Co	19,222,583(c)	5.4
270 Park Avenue New York, NY 10017

The Vanguard Group	22,420,182(d)	6.3
100 Vanguard Blvd. Malvern, PA 19355

(a)	Bank of America Corporation and its subsidiaries reported on Schedule 13G filed February 17, 2016 that it has shared voting power over 11,529,721 shares and shared dispositive power over 19,033,808 shares.

(b)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed February 10, 2016 that it has sole voting power over 20,029,266 shares and sole dispositive power over 23,809,036 shares.

(c)	JP Morgan Chase & Co. and its subsidiaries reported on Schedule 13G filed January 21, 2016 that it has sole voting power over 15,540,240 shares; shared voting power over 706,707 shares; sole dispositive power over 18,885,067 shares and shared dispositive power over 337,262 shares.

(d)	The Vanguard Group and its subsidiaries reported on Schedule 13G filed February 11, 2016 that it has sole voting power over 657,604 shares; shared voting power over 35,800 shares; sole dispositive power over 21,719,796 shares and shared dispositive power over 700,386 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of the Company’s common stock beneficially owned by each Company director, director nominee and Named Executive Officer, and by Company directors and executive officers as a group as of March 7, 2016 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned	Percent of Class
Ronald E. Armstrong	340,229(a)	*
Robert A. Bengston	91,967(a)	*
Dame Alison J. Carnwath	25,187(b)	*
Robert J. Christensen	146,121(a)	*
Beth E. Ford	6,320(b)	*
Kirk S. Hachigian	21,340(b)	*
Luiz Kaufmann	24,331(b)	*
Roderick C. McGeary	10,389(b)	*
John M. Pigott	3,608,870(b)(c)	1.03
Mark C. Pigott	5,612,407(d)	1.60
T. Kyle Quinn	75,232(a)	*
Mark A. Schulz	11,548(b)	*
Gregory M. E. Spierkel	22,235(b)	*
Charles R. Williamson	55,835(b)	*
Total of all directors and executive officers as a group (22 individuals)	9,197,893	2.62

*Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: R. E. Armstrong 19,717; R. J. Christensen 22,425; R. A. Bengston 20,200; T. K. Quinn 5,418. Includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 41,596; R. J. Christensen 17,847; T. K. Quinn 6,818; R. A. Bengston 6,659. Also includes options to purchase shares exercisable within 60 days of March 7, 2016 as follows: R. E. Armstrong 202,828; R. J. Christensen 71,728; R. A. Bengston 20,472; T. K. Quinn 55,842. Also includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock as follows: T. K Quinn 324; R. A. Bengston 38,198.

(b)

Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (“the RSDC Plan”) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights to be settled in shares of common stock as follows: B. E. Ford 6,320;

K. S. Hachigian 21,340; L. Kaufmann 19,331; R. C. McGeary 10,389; J. M. Pigott 19,248; M. A. Schulz 6,623; G. M. E. Spierkel 22,235; C. R. Williamson 32,799.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed. Includes the same 1,308,892 shares reported by M. C. Pigott which are owned by a corporation over which he has no voting or investment power. These shares are reported once in the total ownership summary.

(d)	Includes 79,911 shares allocated in the Company’s SIP for which he has sole voting and investment power; 28,292 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 875,348 shares exercisable within 60 days of March 7, 2016, and deferred cash awards accrued as 178,531 stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1: ELECTION OF DIRECTORS

Four Class III directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III directors for a term expiring at the Annual Meeting of Stockholders in 2019. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS III DIRECTORS

(TERMS EXPIRE AT THE 2019 ANNUAL MEETING)

DAME ALISON J. CARNWATH, age 63, is chairman of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange and has held that position since 2008. She has also been a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners) since 2005, and chairman of the management board at Living Bridge Equity Partners, LLP, a private equity firm (formerly known as ISIS Equity Partners, LLP) since 1999, both based in the United Kingdom. She became a director of Coller Capital Ltd. in May 2015. She has been a member of the supervisory board and chairman of the audit committee of BASF, a leading chemical company based in Germany, since 2014, and she has served as a director of Zurich Insurance Group since 2012. She previously served as non-executive chairman of MF Global Holdings Ltd. (2008-2010); and as a non-executive director of the Man Group plc (2001-2013), Malachite, a UK consulting firm (2010-2012), and Barclays plc (2010-2012), all United Kingdom based companies. She has served as a director of the Company since 2005. Dame Alison has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 32 years of experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

LUIZ KAUFMANN, age 70, is managing partner of L. Kaufmann Consultants in Sao Paulo, Brasil, a company which provides investment banking services and operational leadership in mergers and acquisitions and has held that position since 2008. He currently also serves as CEO and is a director of El Tejar Limited, a

Bermuda-based company that has agriculture and livestock operations in South America and has held that position since 2013. He has served on the advisory councils for Nubank and Endless Mobile since 2013. He previously served as president and CEO of Kroton Educacional (2009-2010) and as President and CEO (2006-2008) and as a director (2001-2006) of Medial Saude. He is a director and member of the audit committee of GOL, a Brasilian airline, since 2004 and previously served as a director of several Brasilian companies including Vivo, the largest mobile telecom company in Brasil (2005-2009). He previously held CEO positions at several Brasilian companies including Aracruz Celulose, the largest eucalyptus pulp producer in the world (1993-1998), and Grupo Multiplic (1985-1990), a diversified financial group. He also served as the managing director of Arthur D. Little in Brasil (1977-1984). He has served as a director of the Company since 2012. Mr. Kaufmann has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from the Federal University of Paraná and a master’s degree in industrial engineering from the Illinois Institute of Technology.

JOHN M. PIGOTT, age 52, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 59, served as chief executive officer of Ingram Micro Inc., a $34 billion worldwide distributor of technology products, from 2005 to 2012. He previously served as president from March 2004 to April 2005. During his 14-year tenure with that company he held other senior positions including executive vice president. He was also a director of Ingram Micro (2005-2012). He has served as a director of MGM Resorts International since 2013 and as a director of Schneider Electric (Paris) since October 2014. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2017 ANNUAL MEETING)

BETH E. FORD, age 52, is group executive vice president and chief operating officer at Land O’Lakes, a member-owned agricultural production and dairy cooperative and has held that position since November 2015. She previously served as executive vice president and chief supply chain and operations officer at Land O’Lakes since 2012. Ms. Ford served as executive vice president and head of supply chain at International Flavor and Fragrances (2008-2011). Ms. Ford has served as a director of Clearwater Paper Corporation since 2013. She is on the Dean’s Advisory Committee for the College of Business at Iowa State University and the Board of Advisors at the Columbia University Business School - Deming Center. She has served as a director of the Company since April 2015. Ms. Ford has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Columbia University Business School and a BBA from Iowa State University. Ms. Ford has a background in agribusiness, chemicals, consumer package goods, publishing and oil and gas gained through 30 years in operating and senior leadership positions with global companies including International Flavor and Fragrances, PepsiCo, Hachette Book Group, Scholastic Corporation and Mobil Corporation.

KIRK S. HACHIGIAN, age 56, is executive chairman of JELD-WEN inc., a global manufacturer of windows and doors and has held that position since December 2015. He previously served as chairman, president and chief executive officer of JELD-WEN inc. from April 2014 through December 2015, as a principal of SkyKarr Capital LLC, a private investment firm, from 2013 to March 2014 and as chairman, president and chief executive officer of Cooper Industries plc, a $5.8 billion global manufacturer of electrical products, from 2006 until it was acquired by Eaton Corporation in 2012. He has served as lead director for Allegion plc and as a director of NextEra Energy Inc. since 2013. He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his 11 years of service with Cooper, he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

RODERICK C. MCGEARY, age 65, served in consulting and audit roles with KPMG LLP from 1972 to 2000 culminating in the position as co-vice chairman of consulting (1997-1999). He has served as a director of Raymond James Financial, Inc. since September 2015. He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004 to 2009 and was its interim chief executive officer from 2004 to 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. He has served as a director of Cisco Systems since 2003. He previously served as non-executive chairman of Tegile Systems, Inc. (2010-2012) and as a director of Dionex Corporation (2004-2011) and National Semiconductor Corporation (2009-2011). He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

MARK A. SCHULZ, age 63, is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007 and in a variety of executive roles during over 30 years with Ford, including running Ford’s Mazda, Jaguar, Land Rover and Aston Martin affiliates and setting up manufacturing and distribution operations in South America, Europe, Asia and Africa. He has served as a director of Dana Holdings Corporation since 2008 and previously served as a director of YRC Worldwide, Inc. (2007-2009), and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology as well as over 35 years of management experience in the automotive industry worldwide.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2018 ANNUAL MEETING)

MARK C. PIGOTT, age 62, is Executive Chairman of the Company and has held that position since April 2014. Mr. Pigott was Chairman and Chief Executive Officer of the Company from January 1997 to April 2014, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He has served as a director of Franklin Resources Inc., an investment management company, since 2011. He is the brother of John M. Pigott, a director of the Company. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 37 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

CHARLES R. WILLIAMSON, age 67, served as chairman of the board of Weyerhaeuser Company, a forest products company (2009-2016), and of Talisman Energy Inc., a Canadian oil and gas company (2009-2015). He continues to serve on the board of Weyerhaeuser Company as lead independent director. He served as chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He has served as a director of the Company since 2006 and serves as lead director. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive officer.

RONALD E. ARMSTRONG, age 61, is Chief Executive Officer of the Company and has held that position since April 2014. Mr. Armstrong served as President of the Company from January 2011 to April 2014, Executive Vice President from August to December 2010, Senior Vice President from December 2007 to July 2010, and Vice President from November 2002 to November 2007. Previously, he was a senior manager with Ernst & Young where he worked for 16 years. He has served as a director of the Company since 2014. Mr. Armstrong has the attributes and qualifications listed in the Company guidelines for board membership. He is a certified public accountant, has a degree in accounting from the University of Central Oklahoma, and thorough knowledge of the global commercial vehicle industry gained through 22 years with the Company.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors in 2015 as defined by NASDAQ Rule 5605(a)(2): Dame Alison J. Carnwath, John M. Fluke, Jr., Beth E. Ford, Kirk S. Hachigian, Luiz Kaufmann, Roderick C. McGeary, Mark A. Schulz, Gregory M. E. Spierkel and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on the Company’s website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Company’s leadership structure includes an Executive Chairman, a Chief Executive Officer and an independent lead director who serves for a three-year term. C. R. Williamson currently serves as lead director. This leadership structure, in which the roles of the Executive Chairman and Chief Executive Officer are separate, together with an experienced and engaged lead director and independent key committees, is appropriate for the Company at this time because it effectively allocates authority, responsibility and oversight between management, the Executive Chairman and the independent members of the Board.

The Company has policies to ensure a strong and independent board. The Board regularly meets in executive session without management. The lead director presides over the executive sessions of the Board’s independent directors. Seventy-three percent of the Company’s eleven current directors are independent as defined under NASDAQ rules.

The Board oversees risk through management presentations at Board meetings and through its Audit, Compensation and Nominating and Governance Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the Committee reports to the full Board at least four times a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk. The Nominating and Corporate Governance Committee oversees potential risks regarding governance by monitoring legal developments and trends.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2015. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2015.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
R. C. McGeary	G. M. E. Spierkel	M. C. Pigott	C. R. Williamson
A. J. Carnwath	B. E. Ford	J. M. Pigott	A. J. Carnwath
L. Kaufmann	K. S. Hachigian	C. R. Williamson	R. C. McGeary
G. M. E. Spierkel	M. A. Schulz		M. A. Schulz

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee annually assesses the independent public accounting firm’s qualifications, independence, performance and whether there should be a rotation of the Company’s independent accounting firm. The Committee and its chairperson are involved in the selection of the audit firm’s lead engagement partner. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated all four members of the Audit Committee as financial experts. The Committee met seven times in 2015.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long-Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO and other executive officers. In 2015, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to provide a market analysis of the compensation of the Named Executive Officers. Mercer analyzed data from the Peer Companies and two industry surveys and reported its results to the Committee. Mercer was paid $38,895 for this project. Mercer and its affiliates also were retained by Company management to provide insurance brokerage and human resources consulting services. The consultants providing these services were not the same consultants that advised the Compensation Committee. The aggregate fees paid for those other services in fiscal year 2015 were $129,020. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. The Committee conducted an independence assessment and no conflict of interest was identified. The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the SEC and NASDAQ rules, the “outside director” requirements of Section 162(m) of the Internal Revenue Code, and the “nonemployee director” requirements of Rule 16b-3 of the Securities Exchange Act of 1934. The Committee met five times in 2015.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the four Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2015.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action twice in 2015.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2015:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c)($)	Total (d)($)
A. J. Carnwath	130,000	130,030	0	260,030
J. M. Fluke, Jr. (retired 4/20/15) .	38,917	130,030	0	168,947
B. E. Ford (joined 4/21/15)	84,167	97,545	0	181,712
K. S. Hachigian	120,000	130,030	0	250,030
L. Kaufmann	110,000	130,030	0	240,030
R. C. McGeary	136,917	130,030	0	266,947
J. M. Pigott	100,000	130,030	0	230,030
M. A. Schulz	125,000	130,030	5,000	260,030
G. M. E. Spierkel	140,000	130,030	0	270,030
C. R. Williamson	140,000	130,030	0	270,030

(a)	Fees for non-employee directors include the 2015 annual retainer of $100,000, paid quarterly and committee meeting fees of $5,000 per meeting. In addition, an annual $10,000 retainer is payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees. If newly elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when more than one committee meeting is held on the same day. B. E. Ford, L. Kaufmann and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the narrative below.

(b)	The grant date fair value of the restricted stock award granted on January 2, 2015 to non-employee directors was $130,030, calculated in accordance with FASB ASC Topic 718. See Note Q, Stock Compensation Plans, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. B. E. Ford received a prorated restricted stock award on April 21, 2015 with a fair value of $97,545 on the date she became a member of the Board of Directors. On December 31, 2015, non-employee directors held unvested shares of restricted stock as follows: Dame A. J. Carnwath 5,767; M. A. Schulz 5,767; C. R. Williamson 5,767. In lieu of restricted stock, some non-employee directors held unvested restricted stock units including additional deferred stock units credited as a result of dividend equivalents earned with respect to the restricted stock units as follows: B. E. Ford 2,919; K. S. Hachigian 17,955; L. Kaufmann 15,402; R. C. McGeary 7,368; J. M. Pigott 15,933; M. A. Schulz 3,726; G. M. E. Spierkel 18,821; C. R. Williamson 31,095.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	B. E. Ford, L. Kaufmann and C. R. Williamson deferred some or all of their cash compensation earned in 2015 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Non-Employee Director Compensation Program

In addition to the cash compensation described in footnote (a) above, on the first business day of the year, each non-employee director received $130,030 in restricted stock or restricted stock units under the stockholder approved Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (“RSDC Plan”). The number of shares received is determined by dividing $130,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors newly elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon retirement, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions as discussed below.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter, dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. Those electing restricted stock units have no voting rights in the stock. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock. The aggregate number of deferred stock units accumulated in the deferral account of participating non-employee directors is reflected in footnote (b) to the Stock Ownership Table on page 4.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least three times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service have the required stockholding as of January 1, 2016.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all of its directors and executive officers complied with all reporting requirements of Section 16(a) of the Securities and Exchange Act on a timely basis during 2015, except for one transaction concerning the sale of SIP shares by D. C. Anderson on February 18, 2015, which was reported on a Form 4 on March 6, 2015, and three transactions resulting from the reinvestment of dividends by M. A. Davila on September 4 and December 4, 2015 and January 5, 2016, which were reported on a Form 4 on January 13, 2016.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary of Company Performance and Compensation Practices

In 2015, the Company reported record revenue and net income. The Company has delivered 77 consecutive years of net income, paid annual dividends every year since 1941 and delivered an average annual total return to stockholders over the past 15 years of 14.6 percent versus 5.0 percent for the S&P 500.

Key 2015 Financial Results and Business Highlights:

•	Record revenue of $19.12 billion

•	Record net income of $1.60 billion

•	Record stockholders’ equity of $6.94 billion

•	8.4% after-tax return on revenue

•	Regular dividends increased by 9 percent compared to 2014

•	A special dividend of $1.40 declared

•	Record PACCAR Financial Services assets and strong pre-tax income

•	Record PACCAR Parts pre-tax income

•	DAF delivered its one millionth truck

Key Compensation and Governance Practices

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for generating outstanding performance for stockholders.

•	Incentive-based pay (“Pay for Performance”) represents 64 percent of the Named Executive Officers’ target total compensation.

•	Net income is the key metric in the annual incentive compensation program.

•	The key metrics for long-term incentive cash awards are three-year growth in net income, return on sales and return on capital compared with Peer Companies.

•	Executive officer stock ownership guidelines and holding requirements align executives’ long-term goals with that of stockholders.

•	There are no employment contracts, excise tax gross ups or significant perquisites for executive officers.

•	The Company does not discount, backdate, reprice or grant equity awards retroactively and prohibits the buy-out of underwater options.

•	The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•	The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud.

Compensation Program Objectives and Structure

PACCAR’s compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors. The programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. The Company has delivered 77 consecutive years of net income, paid annual dividends every year since 1941 and delivered excellent stockholder returns. The Company has outperformed the S&P 500 index for the 15-year period ending December 31, 2015 by delivering an average annual total return to stockholders of 14.6 percent versus 5.0 percent for the S&P 500. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company profit targets and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long-Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by net income growth, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 28, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Stockholder Approval for the Company’s Executive Compensation Programs

In 2014, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote). Over 98 percent of the shares voted were in favor of “say on pay”. The Committee believes the stockholder vote affirms the Company’s conservative approach to executive compensation. The next “say on pay” vote is scheduled for 2017.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from published compensation surveys as well as compensation data from Peer Companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. In 2015, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to evaluate the executive base salaries and total compensation structure, which were previously reviewed in 2011. Mercer compiled compensation data from the Company’s Peer Companies, as well as from two Mercer studies concerning executive compensation in the United States and the Netherlands and a Towers Watson survey. Mercer provided the Committee with aggregated data obtained from the surveyed companies. The review found that the Company’s salary structure midpoints were on average six percent below the market median and the base salaries for the executive officers were between the market’s 25th percentile and the median. Mercer reported its findings to the Committee and proposed a revised salary structure with midpoints increased six percent to approximately the market median. The Committee adopted the proposed executive salary structure effective April 16, 2015. The Mercer report also supported an adjustment to the base salary target percent for the restricted stock portion of the LTIP for each Named Executive Officer. The new target percent, which is shown on page 23, was adopted by the Compensation Committee effective January 1, 2016.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. The Peer Companies for the 2013-2015 and 2014-2016 LTIP cycles (the “Prior Peer Group Index”) are listed below. The Committee removed Scania AB from the list for the 2015-2017 LTIP cycle because it is no longer a public reporting company. The Committee approved the addition of CNH Industrial N.V. (parent company of Iveco) as a Peer Company for the 2015-2017 and 2016-2018 LTIP cycles (the “Current Peer Group Index”). The Current Peer Group Index is listed on page 44.

Company Name	FY 2015 Revenue (in $ billions)
PACCAR Inc	19.1
AGCO Corporation	7.5
Caterpillar Inc.	47.0
Cummins Inc.	19.1
Dana Holding Corporation	6.1
Deere & Company	28.9
Eaton Corporation	20.9
Meritor Inc.	3.5
Navistar International Corp.	10.1
Oshkosh Corporation	6.1
Scania AB	11.6
AB Volvo	37.0

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Mix.    The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. For 2015, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results, which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry Peer Companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2015 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2015. The Committee considered performance, the addition of new responsibilities and the midpoint in the Mercer 2015 report in its review of salaries. The Chief Executive Officer suggested salary revisions for the other Named Executive Officers. The Committee approved the salary percentage increases for 2015 as follows: R. E. Armstrong, 10 percent to align his base compensation with the market median as reported in the Mercer study and for his achievement of record Company revenue as Chief Executive Officer; R. J. Christensen, 9.6 percent for his contribution to the achievement of the Company’s profit target and his leadership; D. D. Sobic, 11.1 percent for his contribution towards increased business unit profit margins and market share; R. A. Bengston, 6.3 percent; and T. K. Quinn, 3.5 percent. The Committee believes these increases align the Named Executive Officers with the salaries of the median of the industry Peer Group reflecting current market trends and the additional responsibilities that some of the Named Executive Officers have assumed over the past 12 months. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).    This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2015 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140% and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net income goal. The Committee has chosen net income, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, all of the 2015 annual incentive compensation for the Chief Executive Officer and a substantial portion of the annual incentive compensation for each of the Named Executive Officers is based upon Company net income performance. The net income goal is proposed by Company management and approved by the Board and the Committee before or within the first 90 days of each year. The target level represents an amount of net income that the Committee determines is attainable with outstanding performance under expected economic conditions. The remaining goals for the other Named Executive Officers are based upon individual business unit or leadership criteria determined by the Chief Executive Officer. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2015, the Company’s net income target was $1.37 billion with a minimum incentive compensation threshold of $1.22 billion and a maximum incentive compensation threshold of $1.57 billion. Actual net income achieved was $1.6 billion. The Committee approved award payments of 200 percent of the net income target award, which corresponds with achievement of 146 percent of the net income goal for each eligible Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 200 percent of target, based on 146 percent achievement of the Company profit goal. The Committee approved an overall payment for R. J. Christensen of 185 percent of target including 137 percent achievement of the business unit profit goals and 125 percent achievement of the leadership goal related to an increase in Brasil production and a reduction in materials cost. The Committee approved an overall payment for D. D. Sobic of 172 percent of target including 119 percent achievement of the business unit profit goals and 125 percent achievement for the leadership goal related to achievement of record parts profit. The Committee approved an overall payment for R. A. Bengston of 147 percent of target including 99 percent achievement of the business unit profit goals and 120 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for T. K. Quinn of 158 percent of target including 115 percent achievement of the business unit leadership goals related to long-term information systems projects and initiatives. The Committee did not exercise discretion to make modifications to any award. The following table outlines the 2015 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
R. E. Armstrong Chief Executive Officer	Company Profit Goal	125	100	200

R. J. Christensen President & Chief Financial Officer	Company Profit Goal Business Unit Profit Business Leadership	95	50 25 25	185

D. D. Sobic Executive Vice President	Company Profit Goal Business Unit Profit Business Leadership	90	50 25 25	172

R. A. Bengston Senior Vice President	Company Profit Goal Business Unit Profit Business Leadership	70	40 40 20	147

T. K. Quinn Senior Vice President & CIO	Company Profit Goal Business Leadership	70	40 60	158

Long-Term Incentive Compensation (“LTIP”).    The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options and cash incentive awards. The program also includes restricted stock, which is awarded to certain executives based on the attainment of an annual performance goal and vests over three years. The LTIP aligns the interests of executives with those of stockholders to focus on long-term growth in stockholder value. The 2015 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
R. E. Armstrong	150%	355%	170%

R. J. Christensen	90%	270%	90%

D. D. Sobic	80%	265%	80%

R. A. Bengston	60%	190%	60%

T. K. Quinn	60%	190%	60%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by three-year growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year. For the 2015-2017 cycle, the Committee approved the following goals:

Name	Financial Performance and Individual Performance Measures for LTIP 2015-2017 Cycle	Performance Measure as a % of Target
R. E. Armstrong	Company Performance Goal Business Leadership	75 25
R. J. Christensen	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
D. D. Sobic	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
R. A. Bengston	Company Performance Goal Business Unit Profit Business Leadership	35 35 30
T. K. Quinn	Company Performance Goal Business Leadership	20 80

The Committee believes that three-year growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over 15 years. During that period the Company ranked above 50 percent of the Peer Companies in 12 of the 15 years demonstrating excellent performance against the Peer Companies and providing superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for the Chief Executive Officer and the Named Executive Officers is based upon individual business unit and leadership goals determined by the Committee for the Chief Executive Officer, and by the Chief Executive Officer for the other Named Executive Officers, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2015, the Committee determined cash awards for the three-year period 2012-2014 ending December 31, 2014. For the 2012-2014 LTIP cycle, the Company ranked second among the twelve Peer Companies and the Committee approved a payout of 182 percent of target on the Company Performance Goal for each Named Executive Officer.

All Named Executive Officers in the 2012-2014 LTIP cycle had goals in addition to the Company Performance Goal. The award for R. E. Armstrong was based 30 percent on business unit profit at DAF and 20 percent on profit in Financial Services. The Committee determined that the business unit profit goal at DAF was not achieved due to the European recession but the goal for Financial Services was exceeded and it approved an overall payout of 135 percent of target. The award for R. J. Christensen was based 25 percent on business unit profit at Peterbilt and 25 percent on business unit leadership. The Committee determined that R. J. Christensen exceeded each goal and approved an overall payout of 154 percent of target. The award for D. D. Sobic was based 25 percent on business unit profit at Kenworth and 25 percent on business unit leadership. The Committee determined that D. D. Sobic exceeded each goal and approved an overall payout of 157 percent of target. The award for R. A. Bengston was based 45 percent on business unit profit in Financial Services and 30 percent on business unit leadership. The Committee determined that R. A. Bengston exceeded each goal and approved an overall payout of 137 percent of target. T. K. Quinn was based 70 percent on business unit leadership. The Committee determined that T. K. Quinn exceeded the goal and approved an overall payout of 135 percent of target. The Committee did not exercise discretion to modify any awards. The long-term cash awards for the 2013-2015 LTIP cycle have not been determined as of the date of this proxy statement because Peer Group comparison data was not available.

The maximum amount that may be paid to any eligible participant in any year under this program is $7,000,000. The award is also subject to the conditions of payment set forth in the Long-Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced, backdated or purchased by the Company. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. A participant who elects early retirement at or after age 55 under a Company retirement plan, but before age 62, has 12 months from retirement to exercise vested options. Unvested options are forfeited. For stock options granted after January 1, 2014, a participant who retires at age 62 with 15 years of service, but before age 65, has ten years from date of grant to exercise vested options and a prorated number of stock options which are not otherwise exercisable at the time of retirement will become immediately exercisable, and may thereafter be exercised by the participant at any time within ten years after the date of grant. A participant who retires at or after age 65 has the full term to exercise options and unvested options will continue to vest. Vesting may be accelerated in the event of a change in control.

The Compensation Committee granted stock options on February 4, 2015 in accordance with the target award percentages listed on page 18. All stock options granted in 2015 vest and become exercisable on January 1, 2018, and remain exercisable until February 4, 2025 unless the participant’s employment terminates earlier for reasons other than retirement, or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year, and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted shares are valued at the closing price of the Company’s stock on the date of grant. The restricted stock vests 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

On February 4, 2016, the Committee determined that the 2015 performance goal of four percent after-tax return on revenue was achieved and approved restricted stock consistent with the target award percentages listed on page 18. The restricted stock granted on February 4, 2015 for 2014 performance is included on page 24.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under R. E. Armstrong’s leadership in 2015, the Company achieved record revenue and record net income. The Committee reviewed the Chief Executive Officer’s salary in 2015 and approved a ten percent salary increase.

Compensation for M. C. Pigott (Executive Chairman)

The Committee determined that as Executive Chairman, M. C. Pigott would not be eligible for future stock options, restricted stock or cash bonuses after 2014 but that he should be entitled to the compensation under these programs resulting from his accomplishments as CEO in 2014 and prior years. The Committee decided that M. C. Pigott would be eligible for the following compensation:

•

LTIP cash awards for the cycles in which he participated as CEO based on achieving goals previously established with a target award of $2.13 million for each cycle, which represents 150 percent of base salary on February 7, 2014. LTIP cash awards, if any, will be prorated as follows: 24 months for the 2013-2015 cycle; and 12 months for the 2014-2016 cycle.

•	Stock options and restricted stock awarded during his tenure as CEO will continue to vest per the LTIP program provisions.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 29 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Company’s executive officers are required to meet stock ownership guidelines that reflect alignment of senior executives’ long-term goals with that of the Company stockholders. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. Company executive officers have three years from the January first after the executive first holds the qualifying position to attain the stock ownership target. The

Committee reviews compliance with the guidelines each year. Executives who are not in compliance with the ownership threshold must retain all vested restricted stock and at least 50% of after-tax shares acquired through the exercise of stock options until the applicable stock ownership threshold is met. As of January 1, 2016, all executive officers either had achieved the stock ownership threshold or were within the time allowed to meet it.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Long-term cash incentives are prorated upon retirement at age 62, with 15 years of service, or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure certain compensation arrangements in a manner intended to preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Cash awards paid under either the IC Plan or the LTIP and stock options and performance-based restricted stock awards granted to Named Executive Officers who are subject to the $1 million dollar annual deduction limitation under Section 162(m) (each, a “Covered Employee”) are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income (the “Annual Pool”) and assigns a percentage of the Annual Pool to each Covered Employee. In 2015, the funding limit under the IC Plan equaled three percent of the Company’s net income and the funding limit for the LTIP equaled one percent of the Company’s cumulative net income for the 2015-2017 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Covered Employees. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Compensation Forfeiture

In the event the Board determines that an executive officer has engaged in misconduct detrimental to the Company, including conduct which results in a material inaccuracy in the Company’s financial statements, the officer may be terminated for “cause” and all unpaid compensation forfeited. Cause is defined to include: an act of embezzlement, fraud or theft; the deliberate disregard of the rules of the Company or a subsidiary; any unauthorized disclosure of any of the secrets or confidential information of the Company or a subsidiary; any conduct which constitutes unfair competition with the Company or a subsidiary; or inducing any customer of the Company or a subsidiary to breach any contracts with the Company or a subsidiary. The provisions do not allow for recoupment of base salary which has been previously paid.

In the event the Board determines that an executive officer has engaged in fraud that has caused or substantially contributed to material restatement of the Company’s financial statements, the Board in its discretion may recover from the officer or former officer any incentive compensation award which was based in whole or in part on financial results that were subject to a material restatement.

Changes Approved for 2016

The Committee amended Company incentive compensation plans to prohibit the hedging and pledging of Company stock by directors and executive officers; to prohibit the buyout of underwater options; to permit the recovery of incentive compensation in the event of a material financial restatement caused by fraud; and to require vested restricted stock and at least 50% of after-tax shares acquired through the exercise of stock options be held until an executive’s stock ownership threshold is met.

The Committee approved a revised salary structure and an increase in the target percent of base salary for the restricted stock portion of the LTIP for each Named Executive Officer based on the results of the Mercer market study conducted in 2015. The change is indicated in the following table.

	Percent of Base Salary
	2015	2016
Officer	Restricted Stock	Restricted Stock
R. E. Armstrong	170%	180%
R. J. Christensen	90%	100%
D. D. Sobic (retired 1/4/16)	80%	90%
R. A. Bengston	60%	65%
T. K. Quinn	60%	65%

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (“CD&A”) for 2015 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2016 Annual Meeting.

THE COMPENSATION COMMITTEE

G. M. E. Spierkel, Chairman

B. E. Ford

K. S. Hachigian

M. A. Schulz

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years that ended December 31, 2015:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock) ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
R. E. Armstrong	2015	1,186,730	693,306	640,749	2,864,586	3,203,768	13,250	8,602,389
Chief Executive Officer	2014	972,115	678,214	453,010	2,427,480	3,001,414	13,000	7,545,233
	2013	750,000	442,338	601,730	1,196,820	566,609	12,750	3,570,247

R. J. Christensen	2015	774,769	513,546	323,404	1,310,891	1,589,071	13,250	4,524,931
President & Chief	2014	691,634	502,420	370,532	1,625,870	2,881,590	13,000	6,085,046
Financial Officer	2013	623,942	311,912	492,164	1,090,093	534,830	12,750	3,065,691

D. D. Sobic	2015	723,423	472,447	304,370	1,082,340	930,603	13,250	3,526,433
Executive Vice President	2014	609,903	462,198	295,851	1,526,461	2,238,174	13,000	5,145,587
	2013	575,000	296,518	392,988	860,149	332,414	12,750	2,469,819

R. A. Bengston	2015	427,692	224,106	124,721	424,463	531,428	13,250	1,745,660
Senior Vice President	2014	396,538	143,735	170,040	568,960	974,057	13,000	2,266,330

T. K. Quinn	2015	444,923	238,098	132,514	474,198	161,986	13,250	1,464,969
Senior Vice President & Chief Information Officer	2014	421,538	154,736	180,656	582,698	345,409	13,000	1,698,037

M. C. Pigott	2015	519,230	2,253,807	0	0	2,304	13,250	2,788,591
Executive Chairman	2014	836,153	2,425,268	1,127,692	6,840,140	8,576,172	14,717	19,820,142
	2013	1,420,000	2,196,200	1,497,905	4,476,550	934,910	12,750	10,538,315

(a)	Represents the grant date fair value of restricted stock awards on February 4, 2015, February 7, 2014, and February 6, 2013, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long-Term Incentive Plan (“LTIP”) on February 4, 2015, February 7, 2014, and February 6, 2013 calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note Q in the Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for 2015, 2014 and 2013.

(c)	Amounts for 2015 represent the awards earned under the IC Plan in 2015 that are determined and paid in 2016. Cash awards earned under the LTIP for the 2013-2015 cycle will not be determined until late April 2016. Non-Equity Incentive Plan Compensation amounts for 2014 and 2013 include awards under both plans.

(d)	Represents the aggregate change in value during 2015 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (R. E. Armstrong $3,203,768; R. J. Christensen $1,583,615; D. D. Sobic $930,603; T. K. Quinn $161,986; R. A. Bengston $515,147; M. C. Pigott ($304,603)); and the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (R. E. Armstrong $0; R. J. Christensen $5,456; D. D. Sobic $0; T. K. Quinn $0; R. A. Bengston $16,281; M. C. Pigott $2,304); Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $13,250 for each Named Executive Officer for 2015, $13,000 for 2014, and $12,750 for 2013. Aggregate perquisites were less than $10,000 for all Named Executive Officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
R. E. Armstrong
Restricted Stock (a)	2/4/2015				11,100				693,306
Stock Options (a)	2/4/2015						58,372	62.46	640,749
LTIP Cash (a)		112,500	1,650,000	3,300,000
Annual Incentive Cash (b)		572,917	1,432,293	2,864,586

R. J. Christensen
Restricted Stock (a)	2/4/2015				8,222				513,546
Stock Options (a)	2/4/2015						29,462	62.46	323,404
LTIP Cash (a)		29,864	657,000	1,314,000
Annual Incentive Cash (b)		71,013	710,125	1,420,250

D. D. Sobic
Restricted Stock (a)	2/4/2015				7,564				472,447
Stock Options (a)	2/4/2015						27,728	62.46	304,370
LTIP Cash (a)		25,455	560,000	1,120,000
Annual Incentive Cash (b)		63,000	630,000	1,260,000

R. A. Bengston
Restricted Stock (a)	2/4/2015				3,588				224,106
Stock Options (a)	2/4/2015						11,362	62.46	124,721
LTIP Cash (a)		7,636	240,000	480,000
Annual Incentive Cash (b)		23,100	288,750	577,500

T. K. Quinn
Restricted Stock (a)	2/4/2015				3,812				238,098
Stock Options (a)	2/4/2015						12,072	62.46	132,514
LTIP Cash (a)		4,636	255,000	510,000
Annual Incentive Cash (b)		36,015	300,125	600,250

M. C. Pigott (c)
Restricted Stock (a)	2/4/2015				36,084				2,253,807

(a)	Represents grants and awards under the LTIP described on page 18. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $62.46.

(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (“IC Plan”) described on page 17.

(c)	In 2015, M. C. Pigott was not eligible for stock options, LTIP cash or annual incentive cash.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers and the Executive Chairman on December 31, 2015:

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(e)
R. E. Armstrong	13,704	0	44.5600	1/1/10	1/31/17	2,313(b)	109,636
	15,188	0	45.7400	1/1/11	1/30/18	5,732(c)	271,697
	28,024	0	30.8100	1/1/12	2/6/19	8,325(d)	394,605
	21,758	0	36.1200	1/1/13	2/2/20
	31,380	0	50.5000	1/1/14	2/3/21
	49,102	0	43.2400	1/1/15	2/2/22
	0	43,672	47.8100	1/1/16	2/6/23
	0	34,394	59.1500	1/1/17	2/7/24
	0	58,372	62.4600	1/1/18	2/4/25

R. J. Christensen	36,008	0	43.2400	1/1/15	2/2/22	1,631(b)	77,309
	0	35,720	47.8100	1/1/16	2/6/23	4,246(c)	201,260
	0	28,132	59.1500	1/1/17	2/7/24	6,166(d)	292,268
	0	29,462	62.4600	1/1/18	2/4/25

D. D. Sobic	18,618	0	44.5600	1/1/10	1/31/17	1,550(b)	73,470
	15,804	0	45.7400	1/1/11	1/30/18	3,906(c)	185,144
	38,194	0	30.8100	1/1/12	2/6/19	5,673(d)	268,900
	31,774	0	36.1200	1/1/13	2/2/20
	21,530	0	50.5000	1/1/14	2/3/21
	36,008	0	43.2400	1/1/15	2/2/22
	0	28,522	47.8100	1/1/16	2/6/23
	0	22,462	59.1500	1/1/17	2/7/24
	0	27,728	62.4600	1/1/18	2/4/25

R. A. Bengston	11,710	0	43.2400	1/1/15	2/2/22	175(b)	8,295
	0	8,762	47.8100	1/1/16	2/6/23	1,214(c)	57,544
	0	12,910	59.1500	1/1/17	2/7/24	2,691(d)	127,553
	0	11,362	62.4600	1/1/18	2/4/25

T. K. Quinn	3,024	0	44.5600	1/1/10	1/31/17	187(b)	8,864
	2,786	0	45.7400	1/1/11	1/30/18	1,308(c)	61,999
	9,964	0	30.8100	1/1/12	2/6/19	2,859(d)	135,517
	10,228	0	36.1200	1/1/13	2/2/20
	8,108	0	50.5000	1/1/14	2/3/21
	12,296	0	43.2400	1/1/15	2/2/22
	0	9,436	47.8100	1/1/16	2/6/23
	0	13,716	59.1500	1/1/17	2/7/24
	0	12,072	62.4600	1/1/18	2/4/25

M. C. Pigott	112,266	0	44.5600	1/1/10	1/31/17	11,484(b)	554,342
	98,956	0	45.7400	1/1/11	1/30/18	20,500(c)	971,700
	194,004	0	30.8100	1/1/12	2/6/19	27,063(d)	1,282,786
	134,492	0	36.1200	1/1/13	2/2/20
	92,832	0	50.5000	1/1/14	2/3/21
	134,084	0	43.2400	1/1/15	2/2/22
	0	108,714	47.8100	1/1/16	2/6/23
	0	85,618	59.1500	1/1/17	2/7/24

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted on February 6, 2013. Twenty-five percent of the shares vested on March 1, 2013 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting date is January 1, 2016.

(c)	Represents restricted stock granted on February 7, 2014. Twenty-five percent of the shares vested on March 1, 2014 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2016 and January 1, 2017.

(d)	Represents restricted stock granted on February 4, 2015. Twenty-five percent of the shares vested on March 1, 2015 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2016, January 1, 2017 and January 1, 2018.

(e)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2015 of $47.40.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2015 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
R. E. Armstrong	13,675	465,378	10,410	696,995
R. J. Christensen	83,772	2,164,784	7,369	493,024
D. D. Sobic	0	0	7,040	471,302
R. A. Bengston	0	0	1,680	110,705
T. K. Quinn	3,892	133,158	1,992	131,702
M. C. Pigott	147,343	3,064,514	44,164	2,967,870

(a)	The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(b)	The dollar amounts are determined by multiplying the number of restricted shares that vested by the per-share closing price of the Company’s common stock on the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2015:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. E. Armstrong	Retirement Plan	22	1,037,358	0
	Supplemental Retirement Plan	22	8,749,803	0
R. J. Christensen	Retirement Plan	32	1,384,296	0
	Supplemental Retirement Plan	32	7,488,920	0
D. D. Sobic	Retirement Plan	25	1,259,582	0
	Supplemental Retirement Plan	25	5,817,594	0
R. A. Bengston	Retirement Plan	23	1,060,316	0
	Supplemental Retirement Plan	23	1,878,794	0
T. K. Quinn	Retirement Plan	10	310,982	0
	Supplemental Retirement Plan	10	597,992	0
M. C. Pigott	Retirement Plan	36	1,692,747	0
	Supplemental Retirement Plan	36	25,939,023	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (“SRP”) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and the benefits will be paid at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit. Executives terminated for cause, as defined in the Plan, forfeit all SRP benefits.

Normal retirement age under both plans is 65, and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2015, R. E. Armstrong, R. J. Christensen, D. D. Sobic, R. A. Bengston and M. C. Pigott are eligible for a reduced early retirement benefit.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2015. Present value calculations for each Named Executive Officer assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include a 2015 discount rate of 4.25 percent and a 2014 discount rate of 3.9 percent and the mortality assumptions of the RP-2000 Male Annuitant Mortality Table projected seven years from valuation date.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2015. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2015 ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2015 (a)($)
R. E. Armstrong	0	0	0	0
R. J. Christensen	0	26,022	0	672,727
D. D. Sobic	0	0	0	0
R. A. Bengston	0	(606,758)	0	3,757,822
T. K. Quinn	0	(5,797)	0	14,828
M. C. Pigott	0	(3,187,814)	0	8,466,220

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2015 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: R. E. Armstrong $0; R. J. Christensen $5,456; D. D. Sobic $0; R. A. Bengston, $16,281; T. K. Quinn $0; M. C. Pigott $2,304.

Certain of the Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of the daily Aa Industrial Bond yield average for the immediately preceding month. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are treated as if they had been invested in the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account and treated as if they had been invested in the Company’s common stock on the date the dividend is paid to stockholders. A Named Executive Officer’s stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments, at the election of the Named Executive Officer. Payment of a Named Executive Officer’s income account and stock unit account will be made or commence to be made in the first January following the Named Executive Officer’s termination of employment, unless the Named Executive Officer elects to have payment occur or commence on an earlier date, except that payment on account of termination of employment to a participant who is a specified employee for purposes of Section 409A on the Internal Revenue Code will not be made prior to the first day of the month following the six-month anniversary of termination of employment. If the Named Executive Officer dies before his or her interest under the Deferred Compensation Plan has been distributed, his or her interest will be distributed to his or her beneficiary. A Named Executive Officer will forfeit his or her entire interest under the Deferred Compensation Plan if he or she is terminated by the Company for cause or if the Named Executive Officer refuses to provide advice or counsel to the Company or any of its subsidiaries after the Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2015. These payments do not include deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	R. E. Armstrong	R. J. Christensen	D. D. Sobic	R. A. Bengston	T. K. Quinn	M. C. Pigott
Termination for Cause	0	0	0	0	0	0
Termination Without Cause	0	0	0	0	0	0
Retirement
Annual Incentive Plan	2,864,586	1,310,891	1,082,340	424,463	N/A	0
Long-Term Cash Award	675,000	500,000	402,500	130,000	N/A	1,420,000
Restricted Stock	775,938	570,838	527,514	193,392	N/A	2,798,827
Total	4,315,524	2,381,729	2,012,354	747,855	N/A	4,218,827
Death
Annual Incentive Plan	2,864,586	1,310,891	1,082,340	424,463	474,198	0
Long-Term Cash Award	1,675,000	1,052,333	857,500	370,000	395,000	1,893,333
Restricted Stock	775,938	570,838	527,514	193,392	206,379	2,798,827
Total	5,315,524	2,934,062	2,467,354	987,855	1,075,577	4,692,160
Change in control
Annual Incentive Plan	2,864,586	1,420,250	1,260,000	577,500	600,250	0
Long-Term Cash Award	3,350,000	2,104,667	1,715,000	740,000	790,000	3,786,667
Restricted Stock	775,938	570,838	527,514	193,392	206,379	2,798,827
Total	6,990,524	4,095,755	3,502,514	1,510,892	1,596,629	6,585,494

Termination for Cause.    If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause.    If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. R. E. Armstrong, R. A. Bengston and M. C. Pigott would receive single lump-sum cash payments. D. D. Sobic, R. J. Christensen and T. K. Quinn would receive monthly annuities payable for life. If termination occurred on December 31, 2015, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2016 for R. E. Armstrong, R. J. Christensen, D. D. Sobic, R. A. Bengston and M. C. Pigott. Payments for T. K. Quinn would begin when first eligible to receive benefits under the qualified retirement plan.

Retirement.    All Named Executive Officers except T. K. Quinn were eligible for early retirement benefits. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2015 would have been paid in the first quarter of 2016 and long-term incentive cash awards earned under the 2013-2015 performance cycle would be paid in April 2016 based on actual performance against goals. The long-term performance awards in the table reflect target awards. LTIP cash awards for incomplete cycles are prorated for retirement after age 62, with 15 or more years of service. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for the full term following retirement at or after age 62. All outstanding annual restricted stock for the Named Executive Officers under age 62 would continue to vest according to the vesting schedule until age 62 when they would vest in full. The amount listed for restricted stock in the table reflects continued service vesting of unvested shares at the fair market value on December 31, 2015, which was $47.40 per share.

Death.    In the event of the death of a Named Executive Officer on December 31, 2015, beneficiaries of the Named Executive Officer would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

•

Long-term incentive cash awards earned under the 2014-2016 LTIP performance cycle and the 2015-2017 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals.

•	All outstanding restricted stock would vest immediately.

Change in control.    Benefits payable in the event of a change in control on December 31, 2015 are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

•

Named Executive Officers employed on December 31, 2015 would have been entitled to a maximum IC award for 2015 (200 percent of target), a maximum long-term incentive cash award under the 2013-2015 performance cycle of the LTIP and a maximum prorated award under the 2014-2016 and the 2015-2017 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control.

•	All outstanding restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2015 for each Named Executive Officer was: R. E. Armstrong $0; R. J. Christensen $0; D. D. Sobic $0; R. A. Bengston $0; T. K. Quinn $0; M. C. Pigott $0.

•

Increased Supplemental Retirement Plan Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2015 are as follows: R. E. Armstrong $1,045,994; R. J. Christensen $1,292,100; D. D. Sobic $1,228,664; R. A. Bengston $243,309; T. K. Quinn $444,658 and M. C. Pigott $2,078,529. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

ITEM 2:	PROPOSAL TO APPROVE THE LONG-TERM INCENTIVE PLAN (LTIP) FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

Introduction

The Board of Directors RECOMMENDS the approval of the LTIP attached to this proxy statement as Appendix A for purposes of Section 162(m) of the Internal Revenue Code. Stockholders approved the LTIP in 1991 and approved amendments to the LTIP in 1997, 2002, 2006 and 2011. The proposal does not seek to increase the number of shares under the LTIP.

The LTIP is designed to encourage key employees of the Company and its subsidiaries to focus on long range objectives, to attract and retain key employees with exceptional qualifications, and to link key employees to stockholder interests through equity ownership and cash awards. There are 219 key employees designated by the Compensation Committee who participate in the LTIP, including the Named Officers identified earlier in this proxy statement.

Description of the Proposal

Under the Internal Revenue Code (the “Code”), publicly held companies may not deduct compensation over $1 million paid to certain executive officers in any one year. Section 162(m) of the Code provides an exception for “performance-based” compensation when the material terms of the performance goals are disclosed to and approved by stockholders every five years. The stockholders last approved the LTIP performance goals in 2011. The stockholders are asked to approve the material terms of the LTIP performance goals to ensure the Compensation Committee continues to have the flexibility to grant awards under the LTIP that are intended to qualify as performance based compensation under Section 162(m). Changes since stockholders last approved the LTIP in 2011 include:

•	Adding a provision which prohibits the repricing, exchange or cash-out of any LTIP award as defined by the LTIP.

•	Adding a provision which permits the recovery of incentive compensation in the event of a material financial restatement caused by fraud.

•	Deleting “return on net assets” from the list of criteria upon which performance goals may be based.

•	Increasing the maximum amount of the long-term performance cash award that may be paid to any participant in any year from $6,500,000 to $7,000,000.

The proposal does not seek to increase the number of shares available for issuance under the LTIP.

Description of the Long-Term Incentive Plan

The complete text of the LTIP is attached to this Proxy Statement as Appendix A. The following summary of the LTIP’s principal features is not intended to be complete. It is subject to, and qualified in its entirety by, the full text in Appendix A.

Administration.    The LTIP is and will continue to be administered by the Compensation Committee of the Board of Directors (the “Committee”). All Committee members are “outside directors” for purposes of Section 162(m) of the Code and “nonemployee directors” under the Securities and Exchange Commission’s Rule 16b-3. The Committee selects the key employees who will receive awards, determines the amount, vesting requirements and other conditions of each award, interprets the provisions of the LTIP and makes all other decisions regarding the operation of the LTIP. The Committee adopts the policies and procedures for implementing the LTIP.

Limitation on Awards.    The total number of shares of common stock authorized for awards of restricted shares, stock units and options under the LTIP is limited to 45,562,500 (subject to adjustment for dilution under the terms of the LTIP). If any restricted stock, stock units or options awarded under the LTIP are forfeited, or if options terminate for any other reason prior to exercise (other than exercise of a related SAR), then they again become available for awards.

Eligibility.    The Committee determines the managerial and key employees of the Company and its subsidiaries, including employees who are also directors, eligible for awards under the LTIP. Nonemployee directors are not eligible for awards under the LTIP.

Types of Awards and Terms.    Awards under the LTIP may take the form of restricted stock, stock units, options and cash. Options may be either non-statutory stock options (NSOs) or incentive stock options (ISOs) intended to qualify for special tax treatment as determined by the Committee. Both NSOs and ISOs may be granted in combination with stock appreciation rights (SARs) or SARs may be added to outstanding NSOs at any time after the grant. Regular SARs are exercisable at any time after the underlying NSO or ISO becomes exercisable, while limited SARs become exercisable only in the event of a Change in Control (as defined below) with respect to the Company. Any award under the LTIP may include one of these elements or a combination of several elements. Unless the Board of Directors determines that the recipient of newly issued restricted shares must pay their par value to the Company, no payment is required upon receipt of an award. In addition, long-term performance awards granted under other plans and stock units credited under the Company’s Deferred Incentive Compensation Plan and Deferred Compensation Plan may be settled in stock issued under the LTIP. When granting awards, the Committee establishes when the awards can vest and/or be exercised. Vesting and exercisability may be accelerated in the event of the participant’s death, disability or retirement or in the event of a Change in Control. Moreover, if the Committee concludes that there is a reasonable possibility of a Change in Control within six months, it may make outstanding options and SARs fully exercisable.

Stock Options.    Each stock option grant is evidenced by a stock option agreement specifying the number of shares and the exercise price. No participant may be awarded an option to purchase more than 1,265,625 shares in any year. The exercise price for an option must not be less than the fair market value of the shares on the date of grant. No ISO may be exercisable after ten years. Except in the case of the optionee’s death or as provided by the Committee in the agreement for NSOs, stock options are not transferable. The exercise price of an ISO or NSO may be paid in any lawful form permitted by the Committee, including promissory notes or the surrender of shares of common stock already owned by the optionee. The exercise price of outstanding options fixed by the Committee may not be modified except pursuant to the dilution adjustments under the provisions of the LTIP. The closing price of the Company’s common stock on March 7, 2016 was $53.65.

Stock Appreciation Rights.    Under the LTIP, SARs may be granted in tandem with options; grants of SARs are therefore also limited to 1,265,625 per year. A SAR permits the participant to elect to receive any appreciation in the value of the optioned stock from the Company. The amount payable on exercise of a SAR is measured by the difference between the market value of the stock at exercise and the exercise price of the related option. Upon exercise of a SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the corresponding portion of the SAR may no longer be exercised.

Restricted Stock and Stock Units.    Restricted stock are shares of common stock that are subject to forfeiture if vesting conditions are not satisfied. They are nontransferable and subject to forfeiture prior to becoming vested. Restricted stock have the same voting and dividend rights as other shares of common stock. A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock; it is nontransferable unless the holder dies. Stock units confer no voting rights or other stockholder privileges, but the holder is entitled to receive dividend equivalents that may be converted into additional stock units or settled in the form of cash, common stock or a combination of both. The Committee determines the number of stock units or restricted stock to be awarded as well as the conditions governing vesting. When vested, stock units may be settled with shares of common stock, by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock or a combination of both.

A maximum of 450,000 shares of restricted stock and/or stock units may be awarded to any person in any year, and awards may be made subject to attaining specified performance goals over a designated performance period of at least a year, in addition to time vesting and other vesting requirements. Performance goals will be set by the Committee based on objective criteria on a Company, business unit or peer group comparison basis (which may include or exclude specified items of an unusual or nonrecurring nature) based on one or more of the following: earnings per share, net income, return on assets, return on sales, return on capital, return on equity, return on revenue, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment and cash value added. The Committee may reduce or eliminate any award otherwise earned based on assessment of individual performance, but no reduction may result in an increase of an award payable to any other participant.

Long-Term Performance Cash Awards.    The Committee may grant long-term performance cash awards. Payment of cash awards will be based on attaining specified performance goals over a designated period in excess of one year. Performance goals for the Chief Executive Officer, the four other covered employees within the meaning of Code Section 162(m) and such other senior executives as designated by the Committee will be set based on objective criteria on a Company, business unit or peer group comparison basis. These performance goals may include or exclude specified items of an unusual or nonrecurring nature and are based on one or more of the following: earnings per share, net income, return on assets, return on sales, return on capital, return on equity, return on revenue, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment and cash value added. The Committee may reduce or eliminate any award otherwise earned, but no reduction will result in an increase in the award payable to any other participant. The maximum long-term performance cash award that may be paid to any participant in any year is $7,000,000. In the event of a Change in Control, all deferred accounts would be payable at the earliest date permitted by law. A pro rata award would be made during a year in which a Change of Control occurs.

Deferral of Long-Term Cash Awards.    The Committee may establish rules and procedures to allow participants to defer cash awards otherwise payable and for the payment of previously deferred amounts in cash or stock. Certain deferrals may be subject to Code Section 409A. The rules and procedures for those deferrals will comply with the Section 409A requirements, and may include provisions for crediting dividend equivalents on deferred stock unit accounts and crediting interest on deferred cash accounts. In addition, stock units credited under the Deferred Incentive Compensation Plan and Deferred Compensation Plan may be settled in the form of shares issued under the LTIP.

Protection Against Dilution.    In the event of a stock split, a stock dividend, an extraordinary cash dividend or similar occurrence, the Committee will make appropriate adjustments in the number of shares covered by the LTIP, the number included in an outstanding award, the exercise price of each outstanding option and the annual per person limit on the number of shares.

Reorganizations.    In the event that the Company is a party to a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (or if the Company is a surviving corporation), for accelerated vesting, or for settlement in cash.

Change in Control.    For purposes of the LTIP, the term “Change in Control” means, in summary, with certain exceptions (i) the acquisition by any person of beneficial ownership of at least 15 percent of the then outstanding common shares or the combined voting power of the Company’s outstanding securities, (ii) a change in the composition of the Board of Directors as a result of which the incumbent directors or their duly elected successors cease to constitute a majority of the Board, (iii) the consummation of a merger, consolidation or other business combination unless the Company’s stockholders prior thereto retain more than 85 percent of the stock in the resulting corporation and at least a majority of the directors of the resulting corporation were members of the Company’s Board, or (iv) the consummation of a complete liquidation or dissolution of the Company or the sale of substantially all the Company’s assets. The Change in Control requirements identified in regulations implementing Section 409A(e)(2) of the Code will prevail over any conflicting provisions of the definition of Change in Control in Sections 16.4(i) to (iv) of the LTIP for those nonqualified deferred compensation plans governed by Section 409A of the Code to the extent required to comply with, and to avoid any adverse tax consequences under, Section 409A of the Code.

Employment Rights.    Neither the LTIP nor any award granted under the Plan shall be deemed to give any individual a right to remain an employee of the Company or a subsidiary. The Company and its subsidiaries reserve the right to terminate the service of any employee at any time, with or without cause, subject only to the terms of any written employment agreement.

Amendment or Termination.    The LTIP first became effective on August 15, 1991 and will remain in effect until it is discontinued by the Board of Directors, who may amend or terminate the LTIP at any time. ISOs may be granted under the LTIP only until December 4, 2020. An amendment to the LTIP will be subject to stockholder approval only to the extent required by applicable law, rules or regulations.

Plan Benefits

Benefits payable under the LTIP will vary depending on the Committee’s discretion in granting awards and the Company’s performance against selected business criteria. Consequently, the benefits that may be payable under the LTIP in the future cannot be determined in advance. The following table describes the stock option grants during 2015, the last completed fiscal year, and cash payouts earned in the 2012-2014 performance period and paid out in 2015 with respect to certain individuals and groups. The amounts of future awards and payouts may not be similar to the amounts listed in the table.

Name and Position	Securities Underlying Options/SARS (Shares)	Long-Term Incentive Payouts (2012-2014 cycle) ($)
R. E. Armstrong	58,372	787,410
Chief Executive Officer
R. J. Christensen	29,462	593,285
President and Chief Financial Officer
D. D. Sobic	27,728	604,065
Executive Vice President
R. A. Bengston	11,362	164,640
Senior Vice President
T. K. Quinn	12,072	169,470
Senior Vice President and CIO
M. C. Pigott	0	3,872,340
Executive Chairman
All Executive Officers as a Group	138,996	6,191,210
All Other Employees (including non-executive officers) as a Group	430,520	6,608,790

Options granted in 2015 become fully exercisable January 1, 2018 at $62.46 per share. The options were granted for a term of ten years unless employment is terminated earlier. Restricted stock was awarded to 15 senior officers in 2015. The closing trading price for the Company’s common shares on February 25, 2015 was $64.61. The Company’s common shares trade on the NASDAQ Global Select Stock Market.

Aggregate Past Grants of Options Under the Plan

The table below lists all stock options for the Company’s common stock awarded to the individuals and groups indicated below since the adoption of the plan in 1991, whether exercised, lapsed, or forfeited, and the number of stock options for the Company’s common stock outstanding as of March 7, 2016.

Name and Position	Number of Shares Underlying Options Granted	Number of Shares Underlying Options Outstanding
R. E. Armstrong	568,471	387,976
Chief Executive Officer
R. J. Christensen	513,139	175,776
President and Chief Financial Officer
D. D. Sobic	450,352	240,640
Executive Vice President
R. A. Bengston	220,402	63,132
Senior Vice President
T. K. Quinn	103,502	99,610
Senior Vice President and CIO
M. C. Pigott	3,883,122	960,966
Executive Chairman
All Executive Officers as a Group	5,738,988	1,928,100
All Non-Employee Directors as a Group	0	0
All Other Employees (including non-executive officers) as a Group	34,384,398	5,144,815

Certain Federal Income Tax Consequences

The following discussion describes certain U.S. federal income tax consequences of the LTIP generally applicable to the Company and to participants who are subject to U.S. federal taxation. The discussion is general in nature and does not address issues relating to the tax circumstances of any individual participant or any participant who is not subject to U.S. federal taxation. The discussion is based on the Internal Revenue Code, applicable Treasury regulations and administrative and judicial interpretations presently in effect. The discussion does not address the consequences of any estate, gift, state, local or foreign tax laws.

Non-Statutory Options (NSOs).    Under the Code, the recipient of an NSO generally will pay no tax at the time of grant of a NSO with an exercise price of at least equal to the fair market value of the common stock on the date of the grant and no additional deferral feature. Upon exercise of an NSO, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated as ordinary income for federal tax purposes. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

Incentive Stock Options (ISOs).    With respect to an ISO, generally no taxable gain or loss will be recognized when the option is exercised unless the recipient elects to exercise a tandem stock appreciation right (SAR). ISOs exercised more than three months after termination of employment (12 months in the case of permanent and total disability) will be taxed in the same manner as non-statutory stock options described above. Generally, upon exercise of an ISO, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax. The tax treatment on disposition of the shares acquired upon the exercise of an ISO can be quite complex. If the shares acquired upon the exercise of an ISO are held for at least one year following the date of exercise (and at least two years from the date of grant of the ISO), any gain or loss realized upon their sale or other disposition will be treated as a long-term capital gain or loss. If the shares are not held for the requisite holding periods, generally all or a portion of any gain recognized on sale of the shares will be ordinary income and generally any loss recognized will be a capital loss. There are exceptions to these rules. The Company may be entitled to a deduction equal to the amount of any ordinary income so recognized upon the sale of the shares. LTIP participants with ISOs should consult their tax advisor for the exact tax treatment applicable to them.

Stock Appreciation Rights.    No taxable income is realized by the holder and no deduction is available to the Company on the grant of a SAR with an exercise price at least equal to the fair market value of the common stock on the date of grant and no additional deferral feature. Upon exercise of an option through a SAR, the tax consequences to the holder and the Company are the same as for exercise of an NSO.

Exercise-Sell Election.    Special rules apply if an LTIP participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise are subject to a substantial forfeiture by the participant.

Restricted Stock.    A recipient of restricted stock generally recognizes no income upon grant unless the recipient elects to be taxed at that time. Instead, the recipient will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) minus any amount paid for the shares. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

Restricted Stock Units.    An LTIP participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a restricted stock unit is issued or paid, the participant generally will recognize ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Performance Awards and Other Awards.    An LTIP participant generally will not recognize income upon the grant of a performance award. Upon the distribution of cash or shares to the LTIP participant pursuant to the terms of the performance awards, the participant generally will recognize ordinary income equal to the excess of the amount of cash and the fair market value of any shares transferred to the participant over any amount paid by the participant with respect to the awards. The U.S. federal income tax consequences of other awards under the plan will depend upon the specific terms of each award.

Tax Consequences to the Company.    In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A.    The Company intends that awards granted under the LTIP comply with, or otherwise be exempt from, Section 409A of the Code.

Tax Withholding.    The Company is authorized to deduct or withhold from any award granted or payment due under the LTIP, or require a participant to remit to the Company, the amount of any withholding taxes due in respect of the award or payment. The Committee may permit share withholding for taxes.

Limits on Company Deductions.    Under Section 162(m) of the Code, the annual compensation paid to the Chief Executive Officer and each of the four other covered employees may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Section 162(m). The LTIP has been designed to permit the Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3:	PROPOSAL TO APPROVE THE SENIOR EXECUTIVE YEARLY INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

Introduction

The Board of Directors RECOMMENDS the approval of the Senior Executive Yearly Incentive Compensation Plan (the “Plan”) attached as Appendix B for purposes of Section 162(m). The Plan promotes the success of the Company by focusing senior executives on achieving high quality performance, Company profitability and growth. The Plan and the performance goals were approved by stockholders in 1997, 2002, 2006 and 2011. The Plan is designed to preserve the Company’s tax deduction under Code Section 162(m) for annual incentive compensation cash awards for the Chief Executive Officer and the Company’s next four highest compensated executives. Approval of the plan is necessary to allow awards subject to performance goals under the Plan to continue to qualify for deduction under Section 162(m) of the Code.

Description of the Proposal

The Plan is designed to preserve the Compensation Committee’s flexibility to grant annual incentive compensation cash awards to participants in a manner intended to qualify as performance-based compensation under Section 162(m). Stockholders are being asked to approve this plan to ensure that the Compensation Committee continues to have the flexibility to grant awards under the Plan that are tended to qualify as performance-based compensation under Section 162(m).

Since the stockholders last approved the Plan in 2011, the Plan was amended to include a provision which permits the recovery of incentive compensation in the event of a material financial restatement caused by fraud.

Description of the Plan

The complete text of the amended and restated Plan is attached to this proxy statement as Appendix B. The following summary of the Plan’s principal features does not purport to be complete. It is subject to, and qualified in its entirety by, the full text in Appendix B.

Eligibility.    The Company’s Chief Executive Officer, the other covered employees as defined in Section 162(m) and other senior executives designated by the Compensation Committee are eligible for awards under the Plan.

Administration.    The Plan is administered by the Compensation Committee. The Committee has the authority to interpret the Plan and adopt rules and guidelines to administer the Plan. The Committee may reduce or eliminate any award otherwise earned based on an assessment of individual performance, but no reduction may result in an increase of an award payable to any other participant.

Incentive Cash Awards.    Participants are eligible to earn incentive cash awards based on the attainment of specified performance goals established by the Committee during the first 90 days of the Plan year. Performance goals will be set by the Committee based on objective criteria on a Company, business unit or peer group comparison basis (which may include or exclude specified items of an unusual and nonrecurring nature) based on one or more of the following: net income, return on assets, return on net assets, return on sales, return on capital, return on equity, return on revenue, sales growth, market share, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment and cash value added. The Committee will certify goal attainment in writing before payout. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000.

Change in Control.    In the event of a Change in Control (defined in Section 10(b) of the Plan), each participant will be entitled to the maximum award opportunity prorated on the basis of the number of full or partial months completed prior to the Change in Control during the Plan year in which the Change in Control occurs.

Employment Rights.    Neither the Plan nor any award under the Plan shall be deemed to give any individual a right to remain an employee of the Company for any period of time in any position or at any particular rate of compensation.

Amendment or Termination.    The Board of Directors may amend or terminate the Plan at any time. An amendment of the Plan will be subject to the stockholder approval only to the extent required by applicable law, rules or regulations. No award may be earned under the Plan after the Plan is terminated.

Termination of Employment.    Participants who retire, resign or are terminated before the end of the Plan year are not eligible for an award for that Plan year. In the event of death or disability, payout will be prorated based on the actual goal achievement and salary received for the portion of the year worked.

Effective Date.    The Plan is effective as of January 1, 2016, subject to its approval by stockholders at the 2016 Annual Meeting.

Plan Benefits

Benefits payable under the Plan will vary depending on the Company’s performance against selected business criteria. Consequently, benefits under the Plan may not be determined in advance. The following table sets forth the dollar amounts which were earned by certain individuals and groups under the Plan for 2015 and paid in 2016. The amount of future awards may not be similar to the amount listed in the table.

Name and Position	Plan Payout ($)
R. E. Armstrong Chief Executive Officer	2,864,586
R. J. Christensen President and Chief Financial Officer	1,310,891
D. D. Sobic Executive Vice President	1,082,340
R. A. Bengston Senior Vice President	424,463
T. K. Quinn Senior Vice President and CIO	474,198
M. C. Pigott Executive Chairman	0
All Executive Officers as a Group	6,156,478
All Non-Executive Directors as a Group	NA
All Other Employees as a Group	NA

Federal Income Tax Consequences.

In general, awards under the Plan constitute ordinary income taxable to the participant in the year in which paid. Subject to certain limitations imposed under the Code, the Company will generally be entitled to a corresponding deduction for the year to which bonuses under the Plan relate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

ITEM 4:	APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

After careful consideration and upon the recommendation of the Board’s Nominating and Governance Committee, which is comprised entirely of independent directors, the Board has unanimously determined that the Company and its stockholders should amend PACCAR’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, as described below. The Board recommends that PACCAR stockholders vote FOR approval of this amendment to the Restated Certificate of Incorporation.

Article Ninth of the current Restated Certificate of Incorporation provides that the Board shall be divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and members of each class are elected to serve for staggered three-year terms.

The Board has approved, and recommends for approval by PACCAR stockholders, the proposed Amended and Restated Certificate of Incorporation that would provide, if approved by Company stockholders, for the elimination of the classified structure of the Board and institute the annual election of all directors for one-year terms. Directors who have been elected to three-year terms prior to the effective date of the amendment (including directors elected at this 2016 annual meeting) will complete their three-year terms. Directors elected in 2017 and 2018 would serve one-year terms. At the 2019 annual meeting, the entire Board would be elected annually. Directors elected by the Board to fill vacancies would serve only until the next election of directors by the stockholders or until a director’s earlier resignation or removal.

In determining to recommend declassification as described above, the Board and the Nominating and Governance Committee carefully reviewed the various arguments regarding a classified board structure. The Board and the Nominating and Governance Committee recognize that a classified structure offers several advantages, such as promoting board continuity and stability and facilitating the Board’s ability to focus on the Company’s strategic planning and performance. The Board and the Nominating and Governance Committee, however, also recognize that investors favor annual elections and consider adoption of a declassified board structure as good corporate governance.

Upon consideration of such matters, including the vote of the PACCAR stockholders at the last annual meeting regarding annual elections, the Board, upon the recommendation of the Nominating and Governance Committee, unanimously approved the proposed amendment to the Restated Certificate of Incorporation and recommends its adoption by stockholders.

To implement the proposal, PACCAR stockholders are asked to vote in favor of amending Article Ninth of PACCAR’s Restated Certificate of Incorporation. The proposed Amended and Restated Certificate of Incorporation, attached as Appendix C, requires an affirmative vote of two-thirds (2/3) of the outstanding shares in order to become effective.

If PACCAR stockholders approve the proposed amendment, the amendments will become effective upon the filing of a certificate of amendment to PACCAR’s Restated Certificate of Incorporation with the Delaware Secretary of State. PACCAR intends to make that filing shortly after approval of the Amended and Restated Certificate of Incorporation by stockholders at the annual meeting.

If PACCAR stockholders do not approve the proposed Amended and Restated Certificate of Incorporation, the Board will remain classified. An abstention will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated all Audit Committee members as Audit Committee financial experts.

Among the Committee’s responsibilities are the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

R. C. McGeary, Chairman

A. J. Carnwath

L. Kaufmann

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2015 and has been selected to perform this function for 2016. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young LLP for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. Ernst & Young LLP has served as the Company’s independent auditor since 1945. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E.

The services provided for the years ended December 31, 2015 and December 31, 2014 are as follows:

	(in millions)
	2015	2014
Audit	$7.24	$7.22
Audit-Related	.12	.15
Tax	.67	.55
All Other	.00	.00

Total	$8.03	$7.92

Audit Fees.  In the year ended December 31, 2015, the independent auditors, Ernst & Young LLP, charged the Company $7.24 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2015, the independent auditors, Ernst & Young LLP, billed the Company $.12 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2015, the independent auditors, Ernst & Young LLP, billed the Company $.67 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2015, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer groups of companies identified in the graph (the “Current Peer Group Index” and the “Prior Peer Group Index”) for the last five fiscal years ended December 31, 2015. Effective January 1, 2015, the Company revised its peer group to include CNH Industrial N.V. (the parent company of Iveco) and removed Scania AB, which was acquired in 2014 and is no longer publicly traded. Standard & Poor’s has calculated a return for each company in the peer group indices weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the peer group indices provides a better comparison than other indices available. The Current Peer Group Index consists of AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation, AB Volvo and CNH Industrial N.V. CNH Industrial N.V. is included from September 30, 2013, when it began trading on the New York Stock Exchange. The Prior Peer Group Index consists of AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation, AB Volvo and Scania AB. The comparison assumes that $100 was invested December 31, 2010, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2010	2011	2012	2013	2014	2015
PACCAR Inc	100	67.51	84.46	113.93	134.66	98.14
S&P 500 Index	100	102.11	118.45	156.82	178.29	180.75
Current Peer Group Index	100	86.52	97.64	113.61	108.97	85.51
Prior Peer Group Index	100	84.66	97.53	111.95	114.14	88.97

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the names, addresses and numbers of shares held by the proponents upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of the proposals exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 5:	STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTE PROVISIONS

Proposal 5 – Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. PACCAR shareholders could give a greater level of support for this proposal than the 55% support that they gave to the 2015 proposal to PACCAR for each director to be elected annually.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our charter and bylaws.

Please vote to enhance shareholder value:

Simple Majority Vote – Proposal 5

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION TO REPEAL THE SUPERMAJORITY VOTING PROVISIONS AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 5 FOR THE FOLLOWING REASONS:

PACCAR is committed to corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders. After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for significant matters that affect the Company.

The Company’s governance practices and strong financial performance have delivered outstanding long-term results to stockholders.

The Company is one of only 62 companies in the S&P 500 Index that has an S&P credit rating of A+ or better. The Company’s governance structure positions the Company for profitable long-term growth, which benefits its stockholders. The Company has delivered an average annual return to stockholders of 14.6 percent versus 5.0 percent for the S&P 500 in the past 15 years ending December 31, 2015.

Supermajority voting requirements have been adopted by many leading companies.

Many publicly traded S&P 500 companies have supermajority voting provisions including Eaton, United Technologies, Nike and many others. These companies recognize the benefits that result from this positive governance structure.

Company stockholders have repeatedly rejected proposals to eliminate supermajority provisions.

PACCAR stockholders approved the supermajority provisions in 1986 by a vote of 78 percent of the outstanding shares. In 2008, 2010, 2011, 2012, 2013 and 2014, Company stockholders rejected proposals to eliminate the supermajority provisions. The Board of Directors believes that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

PACCAR has an excellent record in stockholder returns, governance and responsiveness to stockholder concerns.

The proponent provides no reason why PACCAR’s excellent long-term performance would be enhanced by eliminating its supermajority vote provisions. The following points demonstrate the Company’s commitment to sound corporate governance principles and long-term shareholder value.

•	Stockholders have shown strong support for the Company’s directors in each of the past 20 years.

•

The Company has a strong program of environmental innovation. It is the leader in alternative fuel commercial vehicles with over 40 percent U.S. market share in natural gas vehicles. PACCAR achieved a disclosure score of 97 (out of 100) and a performance score of A- from CDP (formerly the Carbon Dislosure Project), an internationally recognized organization which collects and analyzes data relating to greenhouse gas emissions and sustainability practices.

•

The Board has approved amendments to the Company’s Certificate of Incorporation to allow for the annual election of all Directors. The amendment to the Certificate of Incorporation requires shareholder approval and will be voted on by stockholders at the 2016 Annual Meeting.

•

The Company regularly reviews its corporate governance and meets with many of its large investors each year. In 2015, PACCAR presented to investors at the Baird Industrial Conference and Goldman Sachs Industrial Conference and engaged in outreach with over 150 of its largest institutional investors.

•

The Board of Directors approved the implementation of an incentive compensation clawback policy, an anti-hedging and pledging policy for PACCAR stock held by directors and executive officers, an equity holding policy for executive officers and a prohibition on stock option buy-outs.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these important corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to replace, alter or repeal the bylaws.

The supermajority voting provisions protect PACCAR stockholders against the actions of short-term investors such as hedge funds or corporate activists.

The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by requiring that a broad consensus of stockholders agree on significant corporate matters.

The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

The supermajority voting provisions are in the best interest of PACCAR stockholders because they increase stability, improve long-term planning and represent a more comprehensive group of stockholders.

The Board of Directors believes that the Company benefits from the existing supermajority vote requirement because it enhances corporate stability and enables the Board to pursue long-term corporate strategies for the benefit of all stockholders. Major steps such as the sale, merger or dissolution of the Company should have the support of a supermajority of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.

ITEM 6:	STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

RESOLVED: Shareholders of PACCAR, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

A similar proposal received 42% of votes cast at the Company’s 2015 annual meeting and similar bylaws have been adopted by more than 60 companies.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 6 FOR THE FOLLOWING REASONS:

This proposal is similar to a proposal previously submitted by the same proponent at the Company’s April 2015 Annual Meeting that was rejected by the stockholders. The Board of Directors has carefully considered this stockholder proposal and recommends that stockholders vote against this proposal for the reasons set forth below.

PACCAR is committed to sound corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure the Company is governed with the highest standards of integrity and in the best interest of its stockholders. The Board’s Nominating and Governance Committee has an excellent process for recommending qualified director nominees, including candidates identified by an independent firm which assists in the review of director candidates. The Board also considers nominees who are recommended by stockholders. The Board has endorsed an amendment to the Company Certificate of Incorporation which, if approved by stockholders, would result in the annual election of all directors. The annual election of directors ensures that the full Board is accountable to stockholders for governance and financial performance on an annual basis. Under the bylaws, directors are elected by a majority vote in uncontested elections.

After careful consideration, the Board of Directors believes that “proxy access” is not in the best interests of stockholders for the following reasons:

•	Proxy access can significantly disrupt Company and Board operations and increase the Company’s costs;

•	Proxy access can be abused by special-interest groups who do not represent the long-term interests of stockholders and would use the proxy statement as a campaign tool;

•	Proxy access would undermine the role of the independent Nominating and Governance Committee in evaluating qualified director candidates.

The Company’s existing corporate governance structure provides for meaningful and significant stockholder input in the director election and governance process. Stockholders can correspond directly with the Board and its individual directors. Stockholders have the opportunity to solicit proxies for their own nominees for election of directors and present proposals for inclusion in the proxy and presentation at the annual meeting of stockholders.

Implementation of the Proposal May Significantly Disrupt Company and Board Operations and Increase the Company’s Costs

Proxy access may lead to an inexperienced, fragmented and unstable Board that is less efficient and less able to provide meaningful and effective oversight of the operations and long-term strategies. With proxy access, there is an increased likelihood that director elections will be contested. Contested elections can (1) divert the Board and management from their duties and responsibilities to the Company, (2) encourage a more short-term focus at the expense of long-term stockholder value, (3) reduce Board cohesiveness and (4) discourage highly qualified director candidates from serving because of the prospect of routinely standing for election in a contested situation. The proponents’ proxy access proposal could also increase the Company’s costs by encouraging expensive and disruptive proxy contests.

Directors Proposed by Special Interests Do Not Represent the Long-Term Interests of All Stockholders

Proxy access could inject special interest politics into the Boardroom by allowing an individual stockholder (or a minority group of stockholders) with narrowly tailored special interests or short-term goals to use the proxy to promote an agenda which favors the interests of the minority rather than the long-term interests of all of the stockholders. Moreover, unlike the Board, stockholders who advance their nominees do not have a fiduciary duty to act in the best interests of the Company and protect fellow stockholders.

PACCAR’s Corporate Governance Structure is Best Suited to Evaluate Qualified Director Candidates

The Board’s Nominating and Governance Committee has a well-developed process for identifying, evaluating and recommending qualified director nominees with a diverse and complementary blend of experiences, skills, gender and perspectives. The Nominating and Governance Committee retains an independent firm to assist in the identification of qualified director candidates. Prospective director nominees are recommended by the independent firm and candidates are reviewed thoroughly for suitability. The process is designed to identify and nominate for consideration those director candidates who possess the training, experience and diverse background necessary to enhance the Company’s business and adhere to the highest standards of corporate governance. The Nominating and Governance Committee is in the best position to assess whether potential director nominees will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests. Proxy access bypasses the rigorous screening of director candidates undertaken by the Nominating and Governance Committee and allows a proponent to place into nomination candidates who may lack the required mix of experience, skill and perspective needed to be an effective participant on the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 6.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2017

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 16, 2016, to be considered for inclusion in the proxy materials for the Company’s 2017 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available upon request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

M. K. Walton

Secretary

March 16, 2016

Appendix A

LONG TERM INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Plan was first adopted by the Board on February 11, 1991 and approved by the Company’s stockholders 1991. Amendments to the Plan were approved by the stockholders in 1997, 2002, 2006 and 2011. The purpose of the Plan is to promote the long term success of the Company and the creation of stockholder value by (a) encouraging Key Employees to focus on critical long range objectives, (b) encouraging the attraction and retention of Key Employees with exceptional qualifications, and (c) linking Key Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options), stock appreciation rights, or cash. The Plan shall be governed by and construed in accordance with the laws of the State of Washington.

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of three or more directors of the Company, who meet the independence requirements of NASDAQ and the Securities and Exchange Commission and shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Exchange Act (as amended from time to time); and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code (as amended from time to time).

2.2 Committee Responsibilities. The Committee shall (a) select the Key Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements, and other conditions of such Awards, (c) interpret the Plan, and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

Any Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Restricted Shares, Stock Units, SARs, and Options awarded under the Plan shall not exceed 45,562,500. If any Restricted Shares, Stock Units, or Options are forfeited or if any Options terminate for any other reason before being exercised, then the Common Shares covered by such Restricted Shares, Stock Units or Options shall again become available for Awards under the Plan. However, if Options are surrendered upon the exercise of related SARs, then such Options shall not be restored to the pool available for Awards. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units, or Options available for Awards, whether or not such dividend equivalents are converted into Stock Units. The limitation of this Article 3 shall be subject to adjustment pursuant to Article 10.

ARTICLE 4. ELIGIBILITY.

Only Key Employees shall be eligible for designation as Participants. A Key Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or a NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2 Transferability. No Option granted under the Plan shall be transferable by the Optionee other than by will, or by a beneficiary designation executed by the Optionee and delivered to the Company, or by the laws of descent and distribution unless the Committee provides otherwise in a nonstatutory stock option agreement. An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative unless the Committee provides otherwise in a nonstatutory Stock Option Agreement. No Option or interest therein may be, assigned, pledged, or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

5.3 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option provided that the maximum number of Common Shares awarded to any participant in any year shall be 1,265,625 (subject to adjustment in accordance with Article 10). The Stock Option Agreement shall provide for the adjustment of such number including the maximum number in accordance with Article 10.

5.4 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price under an Option shall not be less than the closing price of a Common Share on the date of grant. Subject to adjustment pursuant to Article10, the Exercise Price of outstanding Options fixed by the Committee shall not be modified.

5.5 Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. NSOs may also be awarded in combination with Restricted Shares or Stock Units, and such an Award may provide that the NSOs will not be exercisable unless the related Restricted Shares or Stock Units are forfeited.

5.6 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option (and any SARs included therein) shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the next six months, a Change in Control will occur with respect to the Company, then the Committee may determine that all outstanding Options (and any SARs included therein) shall become fully exercisable as to all Common Shares subject to such Options.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash at the time when such Common Shares are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2 Surrender of Stock. To the extent that this Section 6.2 is applicable, payment for all or any part of the Exercise Price may be made with Common Shares which have already been owned by the Optionee Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.4 Exercise/Pledge. To the extent that this Section 6.4 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.5 Promissory Note. To the extent that this Section 6.5 is applicable, payment for all or any part of the Exercise Price may be made with a full-recourse promissory note; provided that the par value of newly issued Common Shares must be paid in lawful money of the U.S. at the time when such Common Shares are purchased.

6.6 Other Forms of Payment. To the extent that this Section 6.6 is applicable, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

ARTICLE 7. STOCK APPRECIATION RIGHTS.

7.1 Grant of SARs. Each Option granted under the Plan may include a SAR. The maximum number of SARs that may be awarded to any participant in any year shall be 1,265,625 (subject to adjustment in accordance with Article 10). Such SAR shall entitle the Optionee (or any person having the right to exercise the Option after the Optionee’s death) to surrender to the Company, unexercised, all or any part of that portion of the Option which then is exercisable and to receive from the Company Common Shares or cash, or a combination of Common Shares and cash, as the Committee shall determine. If a SAR is exercised, the number of Common Shares remaining subject to the related Option shall be reduced accordingly, and vice versa. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of a SAR shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the surrendered portion of the Option exceeds the Exercise Price. In no event shall any SAR be exercised if such Fair Market Value does not exceed the Exercise Price. A SAR may be included in an ISO only at the time of grant but may be included in a NSO at the time of grant or at any subsequent time.

7.2 Exercise of SARs. A SAR may be exercised to the extent that the Option in which it is included is exercisable, subject to any restrictions imposed by Rule 16b-3 under the Exchange Act (as amended from time to time). If, on the date when an Option expires, the Exercise Price under such Option is less than the Fair Market Value on such date but any portion of such Option has not been exercised or surrendered, then any SAR included in such Option shall automatically be deemed to be exercised as of such date with respect to such portion. An Option granted under the Plan may provide that it will be exercisable as a SAR only in the event of a Change in Control.

ARTICLE 8. RESTRICTED SHARES AND STOCK UNITS.

8.1 Time, Amount, and Form of Awards. Restricted Shares or Stock Units with respect to an Award Year may be granted during such Award Year or at any time thereafter. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. Restricted Shares or Stock Units may also be awarded in combination with NSOs, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the related NSOs are exercised. The maximum number of Restricted Shares and/or Stock Units, awarded to any participant in any year shall be 450,000 (subject to adjustment in accordance with Article 10). The Stock Award Agreement shall provide for the adjustment of such number including the maximum number in accordance with Article 10.

8.2 Performance Based Awards. The Committee may authorize that Awards of Restricted Shares and Stock Units be made subject to or granted upon the attainment of specified performance goals over a designated performance period of at least one year in addition to time-vesting and other vesting requirements. If so authorized, Awards intended to qualify as “performance-based compensation” under Code Section 162(m) shall be made in accordance with the requirements thereof. Performance goals for this purpose will be based on objective criteria specifically defined by the Committee on a Company, business unit or peer group comparison basis, which may include or exclude specified items of an unusual or nonrecurring nature and are based on one or more of the following: earnings per share, net income, return on assets, return on sales, return on capital, return on equity, return on revenue, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment, and cash value added. The Committee, in its sole discretion, may reduce or eliminate any Award otherwise earned based on an assessment of individual performance, but in no event may any such reduction result in an increase of the Award payable to any other participant. The Committee shall determine the amount of any such reduction by taking into account such factors as it deems relevant including, without limitation: (a) performance against other financial or strategic objectives; (b) its subjective assessment of the executive’s overall performance for the year; and (c) prevailing levels of total compensation among similar companies.

8.3 Vesting Conditions. Each Award of Restricted Shares or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability, or retirement. The Committee may determine, at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

8.4 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of cash, in the form of Common Shares, or in any combination of both. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date consistent with the requirements of Section 409A of the Code if subject to Section 409A of the Code. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

8.5 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

8.6 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Award Agreement.

ARTICLE 9. VOTING AND DIVIDEND RIGHTS.

9.1 Restricted Shares. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders. Cash dividends on Restricted Shares reinvested in additional Restricted Shares and any stock dividends paid on Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Common Shares available under Article 3.

9.2 Stock Units. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan shall carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

ARTICLE 10. PROTECTION AGAINST DILUTION.

10.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (a) the number of Common Shares authorized, Options, Restricted Shares, and Stock Units, SARs available for future Awards under Article 3, (b) the number of Stock Units included in any prior Award which has not yet been settled, (c) the number of Common Shares covered by each outstanding Option Award , (d) the Exercise Price under each outstanding Option and SAR, or (e) the per person per year limitations on Awards under the Plan. Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

10.2 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options, Restricted Shares, and Stock Units shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting, or for settlement in cash.

ARTICLE 11. LONG TERM PERFORMANCE CASH AWARDS.

11.1 The Committee may grant long term performance cash awards to any Participant in its sole discretion. Payment of cash awards will be based on the attainment of specified performance goals over a designated performance period in excess of one year. Performance awards for the Chief Executive Officer, the other four highest compensated officers of the Company and such other senior executives as designated by the Committee are intended to qualify as “performance-based compensation” under Code Section 162(m) and shall be made in accordance with the requirements thereof. Performance goals for this purpose will be based on objective criteria specifically defined by the Committee on a Company, business unit or peer group comparison basis, which may include or exclude specified items of an unusual or nonrecurring nature and are based on one or more of the following: earnings per share, net income, return on assets, return on sales, return on capital, return on equity, return on revenue, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment, and cash value added.

11.2 The Committee, in its sole discretion, may reduce or eliminate any award otherwise earned based on an assessment of individual performance, but in no event may any such reduction result in an increase of the award payable to any other Participant. The Committee shall determine the amount of any such reduction by taking into account such factors as it deems relevant including, without limitation: (a) performance against other financial or strategic objectives; (b) its subjective assessment of the executive’s overall performance for the year; and (c) prevailing levels of total compensation among similar companies. The maximum amount that may be paid to any eligible Participant in any year with respect to a long term performance cash award is $7,000,000.

11.3 In the event of a Change of Control of the Company, each Participant will be entitled to the maximum prorated award based on the number of full or partial months completed prior to the Change of Control during the performance period in which the Change of Control occurs. Each participant shall be entitled to be paid the sums in his deferred income and/or stock account on the earliest date permitted by law.

11.4 The Company may grant long term performance awards under other plans or programs consistent with the limitations described in Article 11. Such awards and all stock units credited under the Company’s Deferred Incentive Compensation Plan and Deferred Compensation Plan may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall reduce the number of Common Shares available under Article 3.

11.5 The Committee may permit the deferral of any award and may permit payment on deferrals to be made in cash or shares of Common Stock subject to rules and procedures it may establish which shall comply with Section 409A of the Code for deferrals subject to Section 409A of the Code. These rules may include provisions for crediting dividend equivalents on deferred stock unit accounts and crediting interest on deferred cash accounts.

ARTICLE 12. LIMITATION ON RIGHTS.

12.1 Employment Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee at any time, with or without cause, subject only to a written employment agreement (if any).

12.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights, or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the issuance of the stock, except as expressly provided in Section 9.1. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Articles 8, 9, and 10.

12.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations, and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing, or to an exemption from registration, qualification or listing.

12.4 Repricing, Exchange, or Cash-Out Prohibited. Except as permitted in Article 10 above:

(i) no reduction in the Exercise Price of any Award is permitted;

(ii) no previously granted Award may be exchanged for another Award with a lower Exercise Price; and

(iii) no previously granted Award whose Exercise Price is higher than the Fair Market Value of Company stock may be cancelled in exchange for cash or another Award.

ARTICLE 13. WITHHOLDING TAXES.

13.1 General. To the extent required by applicable federal, state, local, or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the receipt or vesting of such payment or distribution. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

13.2 Share Withholding. The Committee may permit the recipient of any payment or distribution under the Plan to satisfy his or her minimum tax withholding obligations by having the Company withhold a portion of any Common Shares that otherwise would be issued to him or her or by surrendering a portion of any Common Shares that previously were issued to him or her. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.

ARTICLE 14. ASSIGNMENT OR TRANSFER OF AWARDS.

Except as provided in Article 13 and Section 5.2, any Award granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred, or made subject to any creditor’s process, whether voluntarily, involuntarily, or by operation of law. Any act in violation of this Article 14 shall be void. However, this Article 14 shall not preclude a Participant from designating a beneficiary who will receive any undistributed Awards in the event of the Participant’s death, nor shall it preclude a transfer by will or by the laws of descent and distribution. In addition, neither this Article 14 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Shares or Stock Units to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death, or (b) the trustee of any other trust to the extent approved in advance by the Committee in writing. A transfer or assignment of Restricted Shares or Stock Units from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Shares or Stock Units held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.

ARTICLE 15. EFFECT OF MATERIAL RESTATEMENTS

If the Board, in its sole discretion, determines that:

(i)	Any Award under the Plan was received by a Section 16 Officer or former Section 16 Officer of the Company during the three completed fiscal years immediately preceding the date the Company was required to prepare a material restatement of its financial statements; and

(ii)	The Section 16 Officer engaged in fraud that caused or substantially contributed to the material restatement; and

(iii)	The Award was based in whole or in part on financial results that were subsequently subject to the material restatement.

Then the Board in its sole discretion may recover from the Section 16 Officer or former Section 16 Officer all or some of such Award as it deems appropriate.

ARTICLE 16. FUTURE OF THE PLAN.

16.1 Term of the Plan. The Plan shall remain in effect until it is terminated under Section 16.2, except that no ISOs shall be granted after December 6, 2020.

16.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations, or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan.

ARTICLE 17. DEFINITIONS.

17.1 “Award” means any award of an Option (with or without a related SAR), a Restricted Share, a Stock Unit or a long term performance cash award under the Plan.

17.2 “Award Year” means a fiscal year with respect to which an Award may be granted.

17.3 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4 “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (i) the then outstanding Common Shares (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by the natural children and grandchildren of Paul Pigott and Theiline McCone Pigott (the “Immediate Pigott Family”), any trust or foundation to which any of the foregoing has transferred or may transfer securities of the Company, the trusts at Bank America Corporation or its successor, holding outstanding Common Shares for descendants of Paul Pigott and Theiline McCone Pigott, any trust established for the primary benefit of any member of the Immediate Pigott Family or any of their respective heirs or legatees, any trust of which any member of the Immediate Pigott Family serves as a trustee (or any affiliate or associate (within the meaning of Rule 12b-2 promulgated under the Exchange Act) of any of the foregoing) (the “Exempted Interests”), or (e) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below;

(ii) Individuals who, as of the date this Plan is approved by the Company’s stockholders, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) The consummation of a reorganization, merger, share exchange, or consolidation (a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 85% of, respectively, the then outstanding Common Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding (1) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or (2) the Exempted Interests) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the COMPANY’S assets, other than to a corporation with respect to which, following such sale or other disposition, (1) more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 15% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding (x) any employee benefit plan (or related trust) of the Company or such corporation or (y) the Exempted Interests), except to the extent that such Person owned 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

(v) The change of control requirements identified in regulations implementing Section 409A(e)(2) of the Code will prevail over any conflicting provisions of 17.4(i) to (iv) for those nonqualified deferred compensation plans governed by Section 409A of the Code.

17.5 “Code” means the Internal Revenue Code of 1986, as amended.

17.6 “Committee” means the Compensation Committee of the Board, as described in Article 2.

17.7 “Common Share” means one share of the common stock of the Company.

17.8 “Company” means PACCAR Inc, a Delaware corporation.

17.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.10 “Exercise Price” means the amount for which one Common Share may be purchased upon exercise of an Option, as specified in the applicable Stock Option Agreement.

17.11 “Fair Market Value” shall mean the closing price of a Common Share on the trading day immediately preceding the day in question.

17.12 “ISO” means an incentive stock option described in Section 422(b) of the Code.

17.13 “Key Employee” means a key common law employee of the Company or of a Subsidiary, as determined by the Committee.

17.14 “NSO” means an employee stock option not described in sections 422 through 424 of the Code.

17.15 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase one Common Share.

17.16 “Optionee” means an individual or estate who holds an Option.

17.17 “Participant” means an individual or estate who holds an Award.

17.18 “Plan” means this PACCAR Inc Long Term Incentive Plan, as it may be amended from time to time.

17.19 “Restricted Share” means a Common Share awarded under the Plan.

17.20 “SAR” means a stock appreciation right granted under the Plan.

17.21 “Section 16 Officer” means an executive officer as defined in section 16 of the Exchange Act.

17.22 “Stock Award Agreement” means the agreement between the Company and the recipient of a Restricted Share or Stock Unit which contains the terms, conditions, and restrictions pertaining to such Restricted Share or Stock Unit.

17.23 “Stock Option Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions, and restrictions pertaining to his or her Option.

17.24 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share awarded under the Plan.

17.25 “Subsidiary” means any company, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such company. A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 18. EXECUTION.

To record the amendment and restatement of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.

Appendix B

SENIOR EXECUTIVE YEARLY

INCENTIVE COMPENSATION PLAN

1.	PURPOSE

The Plan was approved by the Company’s stockholders in 1997, 2002, 2006 and 2011. The purpose of the Plan is to promote the success of the Company and the creation of shareholder value by (a) encouraging senior executives to focus maximum effort on achieving high-quality performance objectives, Company profitability, and continued Company growth, (b) encouraging the attraction and retention of senior executives with exceptional qualifications and (c) preserving for the Company the benefit of federal income tax deductions with respect to annual incentive compensation paid to senior executives.

2.	ELIGIBILITY

The Company’s chief executive officer, the other covered employees within the meaning of Code Section 162(m) and such other senior executives as designated by the Committee shall be eligible to participate in the Plan.

3.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board. The Committee shall consist exclusively of three or more directors of the Company, who shall meet the independence requirements of NASDAQ and the Securities and Exchange Commission and be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under a plan intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

The Committee shall have the authority to interpret the Plan and make all other decisions relating to the operations of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to administer the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

4.	AWARD DETERMINATION

Incentive awards paid under the Plan will be based solely on the attainment of specified performance goals established by the Committee during the first 90 days of the Plan Year. Performance goals will be based on objective criteria specifically defined by the Committee on a Company, business unit or peer group comparison basis, which may include or exclude specified items of an unusual or non-recurring nature and are based on one or more of the following: net income, return on assets, return on net assets, return on sales, return on capital, return on equity, return on revenue, sales growth, market share, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment and cash value added. Performance goals may include a minimum, maximum and target level of performance with the size of individual awards, if any, based on the level attained. Actual goal attainment will be certified in writing by the Committee before payout.

The Committee, in its sole discretion, may reduce or eliminate any award otherwise earned based on an assessment of individual performance, but in no event may any such reduction result in an increase of the award payable to any other participant. The Committee shall determine the amount of any such reduction by taking into account such factors as it deems relevant including, without limitation: (a) performance against other financial or strategic objectives; (b) its subjective assessment of the executive’s overall performance for the year; and (c) prevailing levels of total compensation among similar companies. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000.

5.	CHANGE IN CONTROL

In the event of a Change in Control of the Company, each participant will be entitled to the maximum prorated award based on the number of full or partial months completed prior to the Change in Control during the Plan Year in which the Change in Control occurs.

6.	TERMINATION OF EMPLOYMENT

Participants who retire, resign or are terminated before the end of the Plan Year are not eligible for an award for the Plan Year. In the event of death or disability, payout will be prorated based on actual goal achievement and salary received for the portion of the year worked.

7.	EMPLOYMENT RIGHTS

Neither the Plan, nor the payment of an award, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or a Subsidiary will employ any individual for any period of time, in any position or at any particular rate of compensation.

8.	EFFECT OF MATERIAL RESTATEMENTS

If the Board, in its sole discretion, determines that:

(iv) Any award under the Plan was received by a Section 16 Officer or former Section 16 Officer of the Company during the three completed fiscal years immediately preceding the date the Company was required to prepare a material restatement of its financial statements; and

(v) The Section 16 Officer engaged in fraud that caused or substantially contributed to the material restatement; and

(vi) The award was in whole or in part based on financial results that were subsequently subject to the material restatement.

Then the Board in its sole discretion may recover from the Section 16 Officer or former Section 16 Officer all or some of such award as it deems appropriate.

9.	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may alter, amend or terminate the Plan at any time. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No awards shall be granted under the Plan after the termination thereof.

10.	EFFECTIVE DATE

The Plan shall be effective as of January 1, 2016 subject to its approval by the Company’s stockholders at the 2016 Annual Meeting of Stockholders.

11.	DEFINITIONS

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Change in Control” for purposes of this Plan means any of the events described in Section 16.4 of the Long Term Incentive Plan.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means PACCAR Inc, a Delaware corporation.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Plan” means this amended and restated PACCAR Inc Senior Yearly Executive Incentive Compensation Plan, as it may be amended from time to time.

(h) “Plan Year” means a calendar year.

(i) “Section 16 Officer”means an executive officer as defined in section 16 of the Exchange Act.

(j) “Subsidiary” means a company in which the Company and/or one or more Subsidiaries of the Company own a majority of all classes of outstanding stock.

Appendix C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PACCAR Inc

The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 19, 1971. This restated certificate, which was duly adopted by a resolution of the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware, only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate. As a result of the foregoing, the certificate of incorporation of the Corporation is restated in its entirety as follows:

FIRST: The name of this Corporation shall be

“PACCAR Inc”.

SECOND: The Corporation’s Registered Office shall be at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The Corporation’s Registered Agent shall be The Prentice-Hall Corporation System, Inc., a Delaware corporation, the business office of which is identical with the Corporation’s Registered Office.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation is authorized to issue 1,201,000,000 shares of stock of all classes, consisting of 1,200,000,000 shares of common stock having a par value of $1 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preferences and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

Pursuant to the foregoing authority, the Board of Directors has previously authorized the issuance of Series A Junior Participating Preferred Stock by filing a Certificate of Designations of Series A Junior Participating Preferred Stock dated January 22, 1990 with the Secretary of State of the State of Delaware on January 31, 1990, and amended same by filing an Amended Certificate of Designations of Series A Junior Participating Preferred Stock dated February 25, 1999 with the Delaware Secretary of State on March 1, 1999. The number of shares included in the Series A Junior Participating Preferred Stock, and the rights, qualifications, limitations and restrictions thereof are set forth in Appendix A hereto.

FIFTH: The original Bylaws of the Corporation may be adopted by the incorporator. Thereafter the power to make, alter or repeal Bylaws is conferred upon the Directors of the Corporation.

SIXTH: The Corporation shall have and may exercise all powers and rights, including but not limited to the power to indemnify its directors, officers, employees and agents, or any of them, in all respects as and to the full extent authorized or permitted by the General Corporation Law of the State of Delaware as the same has been heretofore or may be hereafter amended and by the provisions of this Certificate.

SEVENTH: The affirmative vote of holders of two-thirds (2/3) of the outstanding shares of stock entitled to vote shall be necessary for the following corporate actions:

1.	The removal, with or without cause, of any Director or the entire Board of Directors;

2.	Amendment of this Certificate of Incorporation;

3.	Adoption of an agreement of merger or consolidation;

4.	The sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

5.	Dissolution of the Corporation; and

6.	Approval of a stockholder action to make, alter or repeal the Bylaws.

EIGHTH: If any “Unfriendly Suitor” (as described below, hereafter “Suitor”) becomes the beneficial owner after the record date for the 1986 stockholders’ meeting, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of stock of the Corporation, then in addition to the two-thirds (2/3) voting requirement for any transactions described in paragraphs 3, 4 or 5 of Article SEVENTH (each called “a Business Combination”), the following shall also be necessary:

1.	The cash, or fair market value of other consideration, to be received per share by stockholders of the Corporation in any Business Combination in which the Suitor has a direct or indirect material interest, other than solely as a Stockholder of the Corporation, shall not be less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by the Suitor in acquiring any of its holdings of the Corporation’s common stock.

2.	The Suitor shall not have received the benefit, directly or indirectly of any loans, advances, guarantees, pledges or other financial assistance or tax benefits provided by the Corporation.

The term Suitor includes any person, corporation, or affiliate and any party with which the Suitor has a direct or indirect agreement, understanding or arrangement for the purpose of acquiring, holding or voting stock of the Corporation.

The affirmative vote of two-thirds (2/3) of the outstanding shares of stock entitled to vote, other than stock held by the Suitor, shall be necessary to amend this Article EIGHTH.

NINTH:

1.	The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. At each annual meeting of the stockholders of the Corporation, the successors of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

2.	Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

ELEVENTH: The liability of the Corporation’s directors to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time. Any amendment or repeal of this Article ELEVENTH shall not adversely affect any right or protection of a director for acts or omissions prior to such amendment or repeal.

TWELFTH:

1.	Right to Indemnification. Each person made or threatened to be made a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as it now exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by a person in connection with a proceeding. The indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 of this Article TWELFTH, the Corporation shall indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TWELFTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by a person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Article TWELFTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

2.	If a claim under paragraph 1 of this Article TWELFTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the cost and expense (including attorneys’ fees) of prosecuting the claim. It shall be a defense to an action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of the action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.	The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

4.	The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against the expense, liability or loss under the Delaware General Corporation Law.

Directions to Meydenbauer Center

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, WA 98004

425.637.1020

www.meydenbauer.com

Driving Directions	Parking
• From I-405 northbound or southbound take Exit
13A west (NE 4th Street westbound).
• Turn right onto 112th Avenue NE (heading
north).
• Turn left onto NE 6th Street and proceed into the
Meydenbauer Center parking garage entrance on
the right.

Vehicles with two or more occupants may use the
NE 6th Street HOV only off- and on-ramps. Cross
112th Avenue NE and turn right into the
Meydenbauer Center parking garage.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4 and “AGAINST” Items 5 and 6.
The Board of Directors Recommends a Vote “FOR” all the Director Nominees listed in Item 1.
1. Election of four Class III director nominees to serve for three-year terms.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01. Dame Alison J. Carnwath	☐	☐	☐	03. John M. Pigott	☐	☐	☐

02. Luiz Kaufmann	☐	☐	☐	04. Gregory M. E. Spierkel	☐	☐	☐

ò Please fold here – Do not separate ò

The Board of Directors Recommends a Vote “FOR” Items 2, 3 and 4.

2. Approval of the Long Term Incentive Plan				☐ For ☐ Against ☐ Abstain

3. Approval of the Senior Executive Yearly Incentive Compensation Plan				☐ For ☐ Against ☐ Abstain

4. Approval of the Amended and Restated Certificate of Incorporation				☐ For ☐ Against ☐ Abstain

The Board of Directors Recommends a Vote “AGAINST” Items 5 and 6.

5. Stockholder proposal regarding supermajority voting				☐ For ☐ Against ☐ Abstain

6. Stockholder proposal regarding proxy access				☐ For ☐ Against ☐ Abstain

NOTE: To transact such other business as may properly come before the meeting.

IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1, FOR ITEMS 2, 3 AND 4 AND AGAINST ITEMS 5 AND 6.

Date	Signature(s) in Box

Please sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 26, 2016

10:30 a.m.

Meydenbauer Center

11100 N.E. 6th Street

Bellevue, Washington 98004

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 26, 2016 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2016annualmeeting/.

777 - 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2016.

The shares of common stock you hold of record on March 7, 2016 will be voted as you specify on the reverse side.

If the proxy is signed, dated and returned but no choice is specified, the proxy will be voted “FOR” all the Director Nominees listed in Item 1, “FOR” Items 2, 3 and 4 and “AGAINST” Items 5 and 6. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott and Charles R. Williamson, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.

This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the Plan.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/PCAR Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 25, 2016	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 25, 2016.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.